Exhibit 99.6

FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

JAPAN NUSCALE INNOVATION, LLC

Dated as of November 25, 2024

AMONG

IHI AMERICAS INC.,

JGC AMERICA, INC.,

JAPAN BANK FOR INTERNATIONAL COOPERATION,

CHUBU GLOBAL INVESTMENT AMERICAS INC.,

JAPAN NUSCALE INNOVATION, LLC

and

THE OTHER MEMBERS FROM TIME TO TIME PARTY HERETO

THE LIMITED LIABILITY COMPANY INTERESTS ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND, AS SUCH, MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.

TABLE OF CONTENTS
ARTICLE I DEFINITIONS; INTERPRETIVE PRINCIPLES
Section 1.01	Definitions
Section 1.02	General Interpretive Principles
ARTICLE II ORGANIZATIONAL MATTERS AND GENERAL PROVISIONS
Section 2.01	Name and Organization.
Section 2.02	Principal Place of Business
Section 2.03	Registered Agent and Office
Section 2.04	Purpose and Powers of the Company.
Section 2.05	Term
Section 2.06	Filings; Qualification in Other Jurisdictions
Section 2.07	Company Property
ARTICLE III CAPITAL CONTRIBUTIONS
Section 3.01	Capital Contributions.
Section 3.02	Issuance of Membership Interests.
Section 3.03	Withdrawal of Capital.
Section 3.04	Maintenance of Capital Accounts.
Section 3.05	Computation of Income, Gain, Loss and Deduction Items.
Section 3.06	No Interest
Section 3.07	Maintenance of NuScale Investment Accounts
ARTICLE IV CERTAIN RIGHTS AND OBLIGATIONS OF MEMBERS
Section 4.01	Members
Section 4.02	No Action on Behalf of the Company
Section 4.03	No Right to Withdraw
Section 4.04	Meetings of Members.
Section 4.05	Action Without Meeting
Section 4.06	Member Approval Rights
Section 4.07	Partition
Section 4.08	Liability
Section 4.09	Representations and Warranties of Members
ARTICLE V BOARD AND OFFICERS
Section 5.01	Board.
Section 5.02	Removal and Resignation.
Section 5.03	Meetings of the Board.
Section 5.04	Action Without a Meeting
Section 5.05	Chairperson of the Board
Section 5.06	Fundamental Issues
Section 5.07	Deadlock.
Section 5.08	Officers
Section 5.09	NuScale Director
ARTICLE VI EXCULPATION AND INDEMNIFICATION
Section 6.01	Fiduciary Duties.
Section 6.02	Exculpation.
Section 6.03	Indemnification.
Section 6.04	Survival
Section 6.05	Entry Into Force
Section 6.06	No Exclusivity
Section 6.07	Assets for Indemnification
Section 6.08	Covered Parties
ARTICLE VII ACCOUNTING, TAX, FISCAL AND LEGAL MATTERS
Section 7.01	Fiscal Year
Section 7.02	Bank Accounts
Section 7.03	Books of Account and Other Information
Section 7.04	Maintenance and Administrative Services.
Section 7.05	Auditors
Section 7.06	Income Tax Status
Section 7.07	Certain Tax Matters.
ARTICLE VIII ALLOCATIONS AND DISTRIBUTIONS
Section 8.01	Membership Percentages of the Members
Section 8.02	General Allocation of Profit and Loss
Section 8.03	Special Allocations
Section 8.04	Distributions.
Section 8.05	Distributions in Kind
Section 8.06	Limitations on Distributions
ARTICLE IX TRANSFER RESTRICTIONS AND ADDITIONAL MEMBERS.
Section 9.01	Restrictions on Transfers.
Section 9.02	Transfers to Permitted Transferees.
Section 9.03	Transfers of NS Units.
Section 9.04	Right of First Refusal.
Section 9.05	Additional Members.
Section 9.06	Termination of Member Status
Section 9.07	Void Transfers
ARTICLE X COVENANTS
Section 10.01 Confidentiality.
Section 10.02 Corporate Opportunities
Section 10.03 Change of Control; Material Breach.
ARTICLE XI REPORTING
Section 11.01 Financial Information
Section 11.02 Certain Other Provisions Regarding Financial Reporting
Section 11.03 Access to Audit Personnel and Working Papers
Section 11.04 Access to Management Personnel and Information
Section 11.05 Regulatory Proceedings
Section 11.06 Liability
Section 11.07 Other Agreements Providing for Exchange of Information
ARTICLE XII DISSOLUTION, LIQUIDATION AND TERMINATION
Section 12.01 No Dissolution
Section 12.02 Events Causing Dissolution.
Section 12.03 Bankruptcy of a Member
Section 12.04 Winding Up.
Section 12.05 Distribution of Assets.
Section 12.06 Distributions in Cash or in Kind
Section 12.07 Claims of the Members
ARTICLE XIII MISCELLANEOUS
Section 13.01 Further Assurances
Section 13.02 Expenses
Section 13.03 Disclaimer of Agency
Section 13.04 Amendment or Modification
Section 13.05 Waiver; Cumulative Remedies
Section 13.06 Entire Agreement
Section 13.07 Third Party Beneficiaries
Section 13.08 Non-Assignability; Binding Effect
Section 13.09 Severability
Section 13.10 Injunctive Relief
Section 13.11 Governing Law
Section 13.12 Dispute Resolution.
Section 13.13 Notices.
Section 13.14 Counterparts

EXHIBITS
Exhibit A – Members Schedule
Exhibit B – Determination of Call Exercise Price
SCHEDULES
Schedule 5.01 – Current Directors
Schedule 5.05 – Current Chairperson

FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of JAPAN NUSCALE INNOVATION, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of November 25, 2024, by and among IHI AMERICAS INC., a Delaware corporation (“IHI”), JGC AMERICA, INC., a Texas corporation (“JGC”), JAPAN BANK FOR INTERNATIONAL COOPERATION, a Japan corporation (“JBIC”), CHUBU GLOBAL INVESTMENT AMERICAS INC., a Delaware corporation (“CHUBU”), and the Company, and each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act (as defined below).
RECITALS
WHEREAS, pursuant to the Act, the Company was formed under the laws of the State of Delaware as a limited liability company on March 3, 2021 by the filing of a Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware (the “Secretary of State”);
WHEREAS, JGC, as the Company’s sole member, adopted that certain Limited Liability Company Agreement of Japan NuScale Innovation, LLC on March 3, 2021 (the “Original Agreement”);
WHEREAS, NuScale Power, LLC, an Oregon limited liability company (“NuScale”), is developing a modular, scalable light water reactor nominally rated to produce 50-77 MWe;
WHEREAS, IHI’s parent company, IHI Corporation, a Japanese corporation (“IHI Corp”), entered into that certain Memorandum of Understanding, dated November 10, 2020, with NuScale and Fluor Enterprises, Inc., a California corporation (“Fluor”), regarding a potential investment in NuScale in exchange for an ownership interest in NuScale and a mutual commitment by the parties thereto to form a strategic relationship;
WHEREAS, JGC’s parent company, JGC Holdings Corporation, a Japanese corporation (“JGC Corp”), entered into that certain Memorandum of Understanding, dated November 4, 2020, that certain Term Sheet, dated March 8, 2021, and the JGC Business Collaboration Agreement, in each case with NuScale and Fluor, regarding a potential investment in NuScale in exchange for an ownership interest in NuScale and a mutual commitment by the parties thereto to form a strategic relationship;
WHEREAS, on March 18, 2021, JGC made a Capital Contribution (as defined below) of $41 million to the Company to make a passive, indirect minority investment in NuScale and to provide operating capital for the Company;
WHEREAS, on March 30, 2021, pursuant to the First UPA (as defined below), JGC, as the Company’s sole member, caused the Company to make an investment of $40 million in NuScale in exchange for 20,833,333.33 Series A-4 Preferred Units of NuScale, at a cash purchase price of $1.92 per unit;
WHEREAS, on March 30, 2021, the Company became a member of NuScale upon the delivery of a counterpart or a joinder to the Fourth Amended and Restated Operating Agreement of NuScale Power, LLC, dated February 28, 2020 (as amended and restated by that certain Fifth Amended and Restated Operating Agreement of NuScale Power LLC, dated as of April 1, 2021 and further amended and restated by that certain Sixth Amended and Restated Operating Agreement of NuScale Power, LLC, dated as of May 2, 2022, the “NuScale Operating Agreement”);
WHEREAS, IHI, JGC and the Company amended and fully restated the Original Agreement pursuant to the Amended and Restated Limited Liability Company Agreement of the Company on May 21, 2021 (the “First Amended Agreement”);
WHEREAS, on May 21, 2021, IHI made a Capital Contribution of $20 million to the Company to make a passive, indirect minority investment in NuScale;
WHEREAS, on June 1, 2021, IHI Corp invested in NuScale through IHI and the Company pursuant to the Second UPA (as defined below) in exchange for 9,132,420.09 Series A-5 Preferred Units of NuScale, at a cash purchase price of $2.19 per unit;
WHEREAS, IHI, JGC and the Company amended and fully restated the First Amended Agreement pursuant to the Second Amended and Restated Limited Liability Company Agreement of the Company on December 10, 2021 (the “Second Amended Agreement”);
WHEREAS, IHI, JGC, JBIC and the Company amended and fully restated the Second Amended Agreement pursuant to the Third Amended and Restated Limited Liability Company Agreement of the Company on March 22, 2022 (the “Third Amended Agreement”);
WHEREAS, on March 30, 2022, JBIC made a Capital Contribution of $111,008,028.10 to the Company to make a passive, indirect minority investment in NuScale;
WHEREAS, on April 4, 2022, JBIC invested in NuScale through the Company’s investment in NuScale pursuant to the Third UPA (as defined below) in exchange for 40,145,985 Series A Preferred Units of NuScale, at a cash purchase price of $2.7402 per unit;
WHEREAS, on May 2, 2022, as contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 13, 2021, by and among SVAC (as defined below), Merger Sub (as defined below), and NuScale, all NS Units (as defined herein) were reclassified into common units of NuScale, which were immediately thereafter reclassified into non-voting Class B common units of NuScale (the “NuScale Class B Units”), and SVAC issued to each holder of NuScale Class B Units one share of voting, non-economic Class B common stock of SVAC, par value $0.0001 per share, for each NuScale Class B Unit held by such holder;
WHEREAS, IHI, JGC, JBIC and the Company amended and fully restated the Third Amended Agreement pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of the Company on December 22, 2022 (the “Fourth Amended Agreement”);
WHEREAS, on November 25, 2024, JBIC Transferred approximately 26 % of its Membership Interest to CHUBU pursuant to that certain Unit Purchase Agreement, dated as of September 7, 2023, by and between JBIC and Chubu Electric Power Co., Inc, on behalf of itself and its subsidiaries (including CHUBU) (the “CHUBU Purchase Agreement”), which Transferred Membership Interest corresponds to 5,014,118 NS Units to CHUBU (such Transfer, the “CHUBU Investment Transaction”);
WHEREAS, the parties hereto desire that this Agreement amends, restates and supersedes the Fourth Amended Agreement in its entirety; and
WHEREAS, the Members agree that the membership in and management of the Company shall be governed by the terms set forth herein.
NOW, THEREFORE, the parties hereto hereby amend and restate the Fourth Amended Agreement and hereby agree as follows:
ARTICLE I

DEFINITIONS; INTERPRETIVE PRINCIPLES
Section 1.01 Definitions. In this Agreement, except where the context otherwise requires:
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.
“Additional Member” has the meaning set forth in Section 9.05(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this Agreement, no Member or any of its Subsidiaries shall be considered an Affiliate of the Company, any other Member, or the Subsidiaries of any other Member.
“Agreement” has the meaning set forth in the preamble.
“Anti-Social Forces” means (i) an organized crime group (bouryokudan) (as defined under Article 2, item 1 of the Japanese Act on Prevention of Unjust Acts by Organized Crime Group Members); (ii) a member of an organized crime group (bouryokudan in); (iii) an individual who was a member of an organized crime group within five years; (iv) a quasi-member of an organized crime group (bouryokudan junkoseiin) including individuals who are not members of an organized crime group but who maintain relationships with an organized crime group and who may (x) imply its influence to engage in violent and unlawful activity, or (y) cooperate in the maintenance and operation of an organized crime group; (v) a company (bouryokudan kankei kigyo) or association (bouryokudan kanren gaisha) that is (x) related to an organized crime group, (y) managed by present or former members or quasi-members of an organized crime group, or (z) which actively cooperates with or provides benefits to an organized crime group; (vi) a corporate extortionist and any other advocator of social activism (shakaiundoutou hyoubou goro) or a racketeer or blackmailer (sokaiya) adopting social special intellectual violence group (tokushu chinou bouryoku shudan); or (vii) any Person engaged in activities, or acting in such capacities, that are similar to those listed in the foregoing clauses (i) to (vi) in any jurisdiction;
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“BBA Rules” means Sections 6221 through 6241 of the Code, together with any binding administrative guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.
“Board” means the board of directors of the Company.
“Book Value” means, with respect to any of the Company’s property, unless otherwise determined by the Board, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)-(g) and (m).
“Breach Notice” has the meaning set forth in Section 10.03(b).
“Breaching Member” has the meaning set forth in Section 10.03(b).
“Business” means investing in NuScale and engaging in any and all activities necessary or incidental to such investment.
“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Tokyo, Japan are authorized or required by Applicable Law to close.
“Call Closing” has the meaning set forth in Section 10.03(c).
“Call Closing Date” has the meaning set forth in Section 10.03(d).
“Call Exercise Price” has the meaning set forth in Section 10.03(a).
“Call Purchasing Member” has the meaning set forth in Section 10.03(c).
“Call Selling Member” has the meaning set forth in Section 10.03(c).
“Capital Account” has the meaning set forth in Section 3.04(a).
“Capital Contribution” means the amount in cash contributed (or in the case of CHUBU, deemed contributed) by each Member to the capital of the Company.
“Certificate of Formation” has the meaning set forth in the recitals.
“Chairperson” has the meaning set forth in Section 5.05.
“Change of Control” means, with respect to a Member:
(a) any Person or group of Persons acting in concert acquires or agrees to acquire, directly or indirectly, that percentage of the ownership interests of such Member or Person directly or indirectly controlling such Member (each, a “Target”) that provides or will provide the acquirer with a sufficient number of the Target’s ownership interests having general voting rights to elect a majority of its directors or corresponding governing body;
(b) any merger, consolidation or similar business combination of such Target into or with another Person as a result of which holders of the voting securities of such Target immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, equity interests in the surviving entity in such transaction possessing less than a majority of the voting power of such surviving entity; or
(c) any other transaction, including the sale by such Target of new equity interests or a transfer of existing equity interests of such Target, the result of which is that any other Person or group of related Persons, directly or indirectly, acquires (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of equity interests of such Target representing a majority of such Target’s voting power or (ii) a majority of the assets of such Target.
“Change of Control Exercise Notice” has the meaning set forth in Section 10.03(a).
“Change of Control Notice” has the meaning set forth in Section 10.03(a).
“Changed Member” has the meaning set forth in Section 10.03(a).
“Code” means the United States Internal Revenue Code of 1986.
“CHUBU” has the meaning set forth in the preamble.
“CHUBU Investment Transaction” has the meaning set forth in the recitals.
“CHUBU NS-Units” has the meaning set forth in Section 3.07.
“CHUBU Purchase Agreement” has the meaning set forth in the recitals.
“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.
“Company” has the meaning set forth in the preamble.
“Company Auditors” means the independent certified public accountants of the Company, as may be engaged by the Company from time to time.
“Company FMV” means the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, the Company in an arm’s length transaction (including any cash or cash equivalents held by the Company, but net of any indebtedness), as a going concern as of the date of determination in an orderly sale transaction, based on standard valuation techniques, including discounted cash flows, valuation of comparable companies, and comparable transactions (a) taking into account the expected amount of distributions to be made to the Members prior to consummation of the sale of the applicable Membership Interest, and (b) without regard to (i) any compulsion to sell or the impact of an immediate sale, (ii) the presence or absence of a market, or (iii) any discount or premium from differences in the Members’ proportionate Membership Interests.
“Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Subsidiaries in the possession of or furnished to any Member (including by virtue of its present or former right to designate a Director); provided, however, that the term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by a Member or its directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement or other agreements, (b) was available to such Member on a non-confidential basis prior to its disclosure to such Member or its Representatives by the Company, (c) becomes available to such Member on a non-confidential basis from a source other than the Company, another Member, its Affiliates or its Representatives after the disclosure of such information to such Member or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to such Member’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person, or (d) is independently developed by such Member without reference to, or use of, any Confidential Information and without violating any confidentiality agreement with, or other obligation of secrecy to, the Company; provided further, that, notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of IHI, JGC, JBIC, CHUBU or any of their respective Affiliates prior to the date of this Agreement shall not by virtue of the foregoing exceptions in clauses (b) or (c) be deemed not to be Confidential Information and IHI, JGC, JBIC, and CHUBU shall be obligated to keep or to cause to be kept such information confidential in accordance with the provisions of Section 10.01 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.
“control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Covered Persons” has the meaning set forth in Section 10.02(a).
“Current Chairperson” has the meaning set forth in Section 5.05.
“Current Directors” has the meaning set forth in Section 5.01(c).
“Deadlock” has the meaning set forth in Section 5.07(a).
“Deadlock Arbitration” has the meaning set forth in Section 5.07(d).
“Deadlock Matter” has the meaning set forth in Section 5.07(b).
“Deadlock Mediation” has the meaning set forth in Section 5.07(c).
“Deadlock Notice” has the meaning set forth in Section 5.07(b).
“Director” has the meaning set forth in Section 5.01(a).
“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first offer or refusal, mortgage, pledge, lien or other encumbrance.
“Encumber” shall have a correlative meaning.
“Escalation” has the meaning set forth in Section 5.07(b).
“Exchange Act” means the Securities Exchange Act of 1934.
“First Amended Agreement” has the meaning set forth in the recitals.
“First UPA” means that certain Preferred Units Purchase Agreement entered into as of March 29, 2021, by and between NuScale and the Company.
“Fiscal Year” has the meaning set forth in Section 7.01.
“Fluor” has the meaning set forth in the recitals.
“FMV Determination Date” has the meaning set forth in Exhibit B.
“Fundamental Issue” has the meaning set forth in Section 5.06.
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, territorial or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or arbitral tribunal (public or private).
“ICC” has the meaning set forth in Section 5.07(c).
“IHI” has the meaning set forth in the preamble.
“IHI Business Collaboration Agreement” means that certain Business Collaboration Agreement, to be entered into among NuScale, Fluor, and IHI in connection with the purchase of IHI-NS Units.
“IHI Corp” has the meaning set forth in the recitals.
“IHI-NS Units” has the meaning set forth in Section 3.07.
“Indemnified Party” has the meaning set forth in Section 6.02(a).
“Initial Closing” has the meaning set forth in the Second UPA.
“JBIC” has the meaning set forth in the preamble.
“JBIC-NS Units” has the meaning set forth in Section 3.07.
“JBIC ROFR” has the meaning set forth in Section 9.04(b).
“JBIC ROFR Notice” has the meaning set forth in Section 9.04(a).
“JBIC ROFR Period” has the meaning set forth in Section 9.04(b).
“JBIC Side Letter” means that certain Letter Agreement to be entered into by and among JBIC, the Company, NuScale, and Fluor in connection with the purchase of JBIC-NS Units.
“JBIC Transfer” has the meaning set forth in Section 9.03(c).
“JGC” has the meaning set forth in the preamble.
“JGC Business Collaboration Agreement” means that certain Business Collaboration Agreement, dated as of March 29, 2021, entered into among NuScale, Fluor, and JGC Corp.
“JGC Corp” has the meaning set forth in the recitals.
“JGC-NS Units” has the meaning set forth in Section 3.07.
“JNI Board and Management Rights Letter” means that certain Letter Agreement, dated as of April 4, 2022 entered into by and among JBIC, the Company, NuScale, and Fluor in connection with, among others, board and management rights of JNI in NuScale.
“Letter Agreement” has the meaning set forth in Section 9.01(c).
“Liquidating Agent” has the meaning set forth in Section 12.04(a).
“Losses” means items of the Company’s income and gain determined according to Section 3.05.
“Member” means, at any time, for as long as he, she or it holds any Membership Interests, (a) IHI, JGC, JBIC, and CHUBU, as applicable, and (b) any other Person who, after the date of this Agreement, is admitted to the Company as a Member in accordance with the terms of this Agreement. No Person that is not a Member shall be deemed a “member” of the Company under the Act.
“Membership Interest” means a limited liability company interest in the Company owned by a Member, which is represented by issued and outstanding Units, and shall have the benefits, privileges, preferences, duties, liabilities, obligations, and rights set forth in this Agreement.
“Membership Percentage” means, with respect to any Member as of any given time, the percentage of Membership Interests owned by such Member at such time, and such percentage will be determined by dividing (x) the total number of Units held by such Member at such time by (y) the total number of Units held by all Members at such time.
“Members Schedule” has the meaning set forth in Section 4.01.
“Merger Agreement” has the meaning set forth in the recitals.
“Merger Sub” means Spring Valley Merger Sub, LLC, an Oregon limited liability company.
“Non-Changed Member” has the meaning set forth in Section 10.03(a).
“Non-Participating Member” has the meaning set forth in Section 9.04(b).
“NS Unit FMV” means, with respect to an NS Unit, the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, such NS Unit on a fully diluted basis in an arm’s length transaction, based on standard valuation techniques (a) taking into account the expected amount of distributions to which such NS Unit would be entitled pursuant to the NuScale Operating Agreement, and (b) without regard to (i) any compulsion to sell or the impact of an immediate sale, (ii) the presence or absence of a market, or (iii) any discount for minority interest or lack of voting power applicable to such NS Unit.
“NS Units” has the meaning set forth in Section 3.07.
“NuScale” has the meaning set forth in the recitals.
“NuScale Class B Units” has the meaning set forth in the preamble.
“NuScale Investment Accounts” has the meaning set forth in Section 3.07.
“NuScale Operating Agreement” has the meaning set forth in the recitals.
“NuScale Power Corporation” means NuScale Power Corporation, a Delaware corporation and U.S. publicly traded company (NYSE: SMR).
“Officer” has the meaning set forth in Section 5.08.
“Operating Expenses” has the meaning set forth in Section 7.04.
“Original Agreement” has the meaning set forth in the recitals.
“Partnership Representative” has the meaning set forth in Section 7.07(b).
“Permitted Transferee” means, with respect to each Member, any Person that is a direct wholly-owned Subsidiary of such Member; provided, however, that, at the time of a Transfer of Membership Interests to a Permitted Transferee, such Permitted Transferee and the Transferring Member agree for the benefit of the other parties hereto to re-Transfer the subject Membership Interests back to the Transferring Member (or to Transfer the subject Membership Interests to another Permitted Transferee of the Transferring Member) prior to such Subsidiary ceasing to be a wholly-owned Subsidiary of such Transferring Member.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Profits” means items of the Company’s income and gain determined according to Section 3.05.
“Quorum” has the meaning set forth in Section 5.03(b).
“Representatives” has the meaning ascribed to such term in the definition of “Confidential Information”.
“Rules of Arbitration” has the meaning set forth in Section 5.07(d).
“Rules of Mediation” has the meaning set forth in Section 5.07(c).
“Second Amended Agreement” has the meaning set forth in the recitals.
“Second UPA” means that certain Preferred Units Purchase Agreement entered into between NuScale and the Company on May 25, 2021 in connection with the purchase of IHI-NS Units.
“Secretary of State” has the meaning set forth in the recitals.
“Securities Act” means the Securities Act of 1933.
“Senior Executives” has the meaning set forth in Section 5.07(b).
“Specified JBIC Assets” has the meaning set forth in Section 9.04(a).
“Subsidiary” means, with respect to any specified Person, (a) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control or (b) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions).
“SVAC” means Spring Valley Acquisition Corp., a Cayman Islands exempted company that domesticated to Delaware and changed its name to NuScale Power Corporation.
“Target” has the meaning ascribed to such term in the definition of “Change of Control”.
“Taxable Year” means the Fiscal Year unless otherwise required pursuant to the Code and the Treasury Regulations.
“Third Amended Agreement” has the meaning set forth in the recitals.
“Third UPA” means that certain Unit Purchase Agreement entered into between Fluor and the Company on March 22, 2022 in connection with the purchase of JBIC-NS Units.
“Transfer” means, with respect to any Membership Interests or NS Units, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, Encumber, hypothecate or otherwise transfer such Membership Interests or NS Units (as the case may be) or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, Encumbrance, hypothecation, or other transfer of such Membership Interests or NS Units (as the case may be) or any participation or interest therein or any agreement or commitment to do any of the foregoing.
“Transferred” and “Transferring” shall have correlative meanings.
“Transferring Member” means a Member who Transfers its Membership Interest in accordance with the terms of this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding, temporary, proposed and final regulations).
“Unit” means a unit representing a fractional part of the Membership Interests of the Members, which shall have the benefits, privileges, preferences, duties, liabilities, obligations, and rights set forth in this Agreement.
“Unwinding Event” has the meaning set forth in Section 9.02(b).
“US-GAAP” has the meaning set forth in Section 11.01.
“Valuation Firm” means an independent nationally recognized investment banking, accounting or valuation firm with experience in the valuation of businesses similar to the Business.
Section 1.02 General Interpretive Principles. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “dollars” or “$” shall mean United States dollars. All references to a particular statute or other Applicable Law shall be deemed to include all rules and regulations thereunder in effect from time to time and any amendments or successors to such statutes or Applicable Laws. References to any Person (including any business unit or division thereof) include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.
ARTICLE II

ORGANIZATIONAL MATTERS AND GENERAL PROVISIONS
Section 2.01 Name and Organization.
(a) The name of the Company as of the date hereof is “Japan NuScale Innovation, LLC” and its business shall be carried on in this name with such variations and changes or in such other trade names as the Board reasonably deems necessary or appropriate.
(b) The Company was formed on March 3, 2021, pursuant to the Act, upon the filing of the Certificate of Formation with the Secretary of State. The Original Agreement was adopted by the Company on March 3, 2021.
(c) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Act) of the Company. The Company shall be governed by and operated in accordance with this Agreement and the Act, and the rights, duties and liabilities of the Members shall be as provided for in the Act if and to the extent not otherwise expressly provided for in this Agreement.
(d) The Company shall have one class of Membership Interests, which shall be represented by issued and outstanding Units. A Membership Interest shall for all purposes be personal property.
Section 2.02 Principal Place of Business. The principal place of business of the Company shall be located in or around Texas, or such other location as determined by the Board. The Company may also maintain such other office or offices at such other locations as the Board may reasonably determine from time to time.
Section 2.03 Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801. The Board may at any time designate another registered agent and/or registered office.
Section 2.04 Purpose and Powers of the Company.
(a) The Company is formed for the object and purpose of investing in NuScale and engaging in any and all activities necessary or incidental to such investment.
(b) Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions that limited liability companies may take under the Act and that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in this Section 2.04. Without limiting the foregoing, the Company may in furtherance of its business and operations carry out its objectives and accomplish its purposes as principal or agent, directly or indirectly, alone or with associates, or as a member, stockholder, partner or participant in any firm, association, trust, corporation, partnership or other entity.
(c) The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding meetings of the Board and maintaining its books and records on a current basis separate from that of any Affiliate of the Company.
Section 2.05 Term. The term of the Company shall continue in full force and effect in perpetuity; provided, however, that this Agreement may be terminated and the Company may be dissolved in accordance with the provisions of this Agreement and the Act.
Section 2.06 Filings; Qualification in Other Jurisdictions. The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board’s view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Applicable Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business.
Section 2.07 Company Property. All property of the Company, both tangible and intangible, shall be deemed to be owned by the Company as an entity. A Member has no interest in specific Company property.
ARTICLE III

CAPITAL CONTRIBUTIONS
Section 3.01 Capital Contributions.
(a) Except as otherwise required by law or as provided in this Section 3.01, no Member shall: (i) be required to make any Capital Contributions to the Company without such Member’s prior written consent; (ii) be required to lend any funds to the Company; and (iii) have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.
(b) The Members acknowledge and agree that, on June 1, 2021, IHI made a Capital Contribution of $20,000,000 to fund the Company’s purchase of 9,132,420.09 Series A-5 Preferred Units of NuScale (all of which were deemed IHI-NS Units), at a cash purchase price of $2.19 per unit and an aggregate purchase price of $20,000,000, pursuant to the Second UPA.
(c) The Members acknowledge and agree that, on March 30, 2021, JGC made Capital Contributions of $41,000,000, $40 million of which was used to subscribe for and purchase 20,833,333.33 Series A-4 Preferred Units of NuScale (all of which were deemed JGC-NS Units) and $1 million of which was to be used to pay for Operating Expenses.
(d) The Members acknowledge and agree that, on March 22, 2022 (the “JBIC Capital Contribution Completion Date”), JBIC made a Capital Contribution in the amount of $111,008,028.10, $110,008,028.10 of which was used to subscribe for and purchase 40,145,985 Series A Preferred Units of NuScale (all of which were deemed JBIC-NS Units), and $1 million of which was to be used to pay for Operating Expenses.
(e) For the avoidance of doubt, even if financial assistance becomes necessary for the operation of JNI following the JBIC Capital Contribution Completion Date, JBIC shall have no obligation to make any additional Capital Contribution, in cash or otherwise, to JNI or to provide any loan, loan guaranty or any other form of financial assistance to, or on behalf of, JNI unless otherwise expressly provided herein.
(f) On December 22, 2022, IHI made a Capital Contribution of $1,000,000, which was to be used to pay for Operating Expenses. IHI did not acquire additional Units as a result of this Capital Contribution.
(g) The Members acknowledge and agree that, pursuant to the CHUBU Purchase Agreement, as of the execution date of this Agreement, 50,150,743.55 of JBIC’s Capital Contribution is deemed to be CHUBU’s Capital Contribution, and 5,014,118 JBIC-NS Units are deemed to be CHUBU-NS Units.
(h) On or after the date of execution of this Agreement, CHUBU shall make a Capital Contribution in the amount of $1,000,000 in cash to the Company, which shall be used to fund Operating Expenses; provided, that, in the event CHUBU is unable to satisfy such Capital Contribution commitment within ten (10) Business Days after the execution date of this Agreement, CHUBU’s parent company, Chubu Electric Power Co., Inc., a Japanese corporation, shall have the right to satisfy such additional Capital Contribution commitment on behalf of CHUBU; provided, however, for the avoidance of any doubt, that in such case CHUBU’s parent company, Chubu Electric Power Co., Inc., shall not be entitled to any Units or ownership in the Company or any rights under this Agreement, and CHUBU shall deliver to the Company a copy of an executed direction letter by and between CHUBU and CHUBU’s parent company, Chubu Electric Power Co., Inc., or other written evidence to such effect. For the avoidance of doubt, upon satisfaction of CHUBU’s Capital Contribution as contemplated by this Section 3.01(h), CHUBU’s Capital Contribution in the Capital Account shall be credited $1,000,000 in accordance with Section 3.04, but CHUBU will not acquire additional Units as a result of this Capital Contribution.
Section 3.02 Issuance of Membership Interests.
(a) The Membership Interests as of the date hereof are set forth in Exhibit A. No Membership Interests or other limited liability company interests shall be issued in respect of any Capital Contribution until such Capital Contribution is actually made.
(b) Subject to Section 5.06 and any other terms and provisions of this Agreement, the Board may authorize the Company to issue additional Membership Interests, Units and/or create and issue new series, types or classes of limited liability company interests in the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board may reasonably determine, and authorize obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Membership Interests or other equity interests in the Company and warrants, options or other rights to purchase or otherwise acquire Membership Interests or other equity interests in the Company, in each case, to any Person in such amounts and on such terms as so approved by the Board. The Company may issue whole or fractional Membership Interests or other limited liability company interests in the Company. In the event the Company issues any limited liability company interests (other than Membership Interests consisting of Units) that are authorized for issuance in this Agreement at such time) in accordance with the terms of this Agreement, this Agreement will be appropriately amended to reflect the terms of such other equity interests and the issuance thereof.
Section 3.03 Withdrawal of Capital.
(a) Except as expressly provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or to receive any distribution from the Company. Under circumstances requiring the return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash. No Member shall have the right to cause the sale of any Company asset, except as otherwise provided in this Agreement. No Member shall have any right to receive any salary or draw with respect to its Capital Contributions or its Capital Account (as defined below) or for services rendered on behalf of the Company or otherwise in its capacity as a Member.
(b) No Member shall have any liability for the return of the Capital Contributions of any other Member. Except as otherwise required by Applicable Law, no Member shall be required to make up a deficit or negative balance in its Capital Account (including upon and after dissolution of the Company). No Member shall have priority over any other Member either as to the return of the amount of such Member’s Capital Contributions or as to any allocation of any item of income, gain, loss, deduction or credit of the Company (except as otherwise provided in this Agreement or except to the extent granted by Membership Interests hereinafter approved by the Board pursuant to Section 3.02(b)).
Section 3.04 Maintenance of Capital Accounts.
(a) The Company shall maintain a separate capital account for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) (each, a “Capital Account”). Each Capital Account shall be (i) credited by such Member’s Capital Contributions to the Company and any profits allocated to such Member in accordance with Section 8.02 and (ii) debited by any distributions to such Member pursuant to Section 8.04(a) and any losses allocated to such Member in accordance with Section 8.02. For this purpose, the Company may, upon the occurrence of any of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property.
(b) Upon a Transfer of any Membership Interest in accordance with the terms of this Agreement, the transferee Member shall succeed to the Capital Account of the Transferring Member which is attributable to such Membership Interest.
Section 3.05 Computation of Income, Gain, Loss and Deduction Items.
(a) For purposes of computing the amount of any item of the Company’s income, gain, loss or deduction to be allocated pursuant to Article VIII and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:
(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.
(ii) If the Book Value of any of the Company’s property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.
(iii) Items of income, gain, loss or deduction attributable to the disposition of the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.
(iv) Items of depreciation, amortization and other cost recovery deductions with respect to the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
(v) To the extent an adjustment to the adjusted tax basis of any of the Company’s assets pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining the Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
(i) No Interest. No interest shall be paid on Capital Contributions or on the balance in a Member’s Capital Account.
Section 3.07 Maintenance of NuScale Investment Accounts. Separate from the Capital Accounts, the Board shall maintain and update a schedule of investments made by the Company into NuScale and NuScale Power Corporation (the “NuScale Investment Accounts”) in the Members Schedule. The NuScale Investment Accounts shall specify which Member’s Capital Contributions were used to invest in which specific NuScale units and NuScale Power Corporation shares, including the purchase date, the unit series number, the purchase price and the amount of units and shares of any investment into NuScale or NuScale Power Corporation, and any other relevant information. The 2,578,703 specific NuScale units purchased with IHI’s Capital Contributions (the “IHI-NS Units”) are paired with the corresponding equal number of Class B shares in NuScale Power Corporation. The 5,707,662 specific NuScale units purchased with JGC’s Capital Contributions (the “JGC-NS Units”) are paired with the corresponding equal number of Class B shares in NuScale Power Corporation. Other than the 5,014,118 specific CHUBU-NS Units, the 5,984,587 specific NuScale units purchased with JBIC’s Capital Contributions (the “JBIC-NS Units”) are paired with the corresponding equal number of Class B shares in NuScale Power Corporation. The 5,014,118 specific NuScale units deemed attributable to CHUBU pursuant to the Capital Account that CHUBU succeeded to as a result of the CHUBU Investment Transaction (the “CHUBU-NS Units”) are paired with the corresponding equal number of Class B shares in NuScale Power Corporation. IHI-NS Units, JGC-NS Units, JBIC-NS Units, and CHUBU-NS Units may be collectively referred to as “NS Units” and the term “NS Units” shall refer to any other class of shares or units into which the NS Units are reclassified or converted. For the avoidance of doubt, as of the date hereof, the JBIC-NS Units shall not include any CHUBU-NS Units. The number of Units held by a Member shall equal the number of NS Units attributable to such Member.
ARTICLE IV

CERTAIN RIGHTS AND OBLIGATIONS OF MEMBERS
Section 4.01 Members. As of the date hereof, the Members of the Company and their respective Membership Interests and addresses and other contact information for the purposes of Section 13.13 are listed on Exhibit A. The Board shall maintain a schedule of all Members, their respective Membership Interests (including the number of Units owned), Membership Percentages, Capital Accounts, NuScale Investment Accounts and any other relevant information (the “Members Schedule”), and the Board shall update the Members Schedule from time to time promptly following any changes in any of such information in accordance with the terms of this Agreement (including as and when necessary to reflect the admission of Additional Members (as defined below) in accordance with this Agreement, the withdrawal of a Member in accordance with this Agreement, the change of address of a Member, the Capital Contributions of a Member, the number and classes of Membership Interests of a Member (and any adjustments thereto in accordance with this Agreement), and the NuScale Investment Accounts (including any changes to the respective NS Units attributable to any Member)). No Person may be a Member without the ownership of a Membership Interest. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and, unless otherwise provided herein, the Act.
Section 4.02 No Action on Behalf of the Company. No Member (in its capacity as such) shall have any authority to take any action on behalf of or in the name of the Company, or to enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement or by resolution of the Board in accordance with this Agreement.
Section 4.03 No Right to Withdraw. Except in connection with the Transfer of Membership Interests in accordance with the terms of this Agreement such that the Transferring Member no longer holds any Membership Interests, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of the Company and each of the other Members. A resigning Member shall not be entitled to a distribution of the fair value of its Membership Interests under Section 18-604 of the Act.
Section 4.04 Meetings of Members.
(a) Meetings of the Members may be called by any of IHI, JGC, JBIC, or CHUBU.
(b) The Member who wishes to call a meeting shall provide written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, and such written notice shall be delivered by the relevant Member not fewer than ten (10) Business Days and not more than twenty (20) Business Days before the date of the meeting to the other Members. The Members may hold meetings at the Company’s principal office or at such other place as the Members may agree.
(c) Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear, and be heard by, each other. Participation in a meeting by such means shall constitute presence in person at such meeting.
(d) On any matter that is to be voted on by the Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission, or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, however, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.
(e) A Quorum of any meeting of the Members shall require the presence of all of IHI, JGC, JBIC, and CHUBU. Subject to Section 4.05, no action at any meeting may be taken by the Members unless the appropriate Quorum is present. No action may be taken by the Members at any meeting at which a Quorum is present without the affirmative vote of all of IHI, JGC, JBIC, and CHUBU.
Section 4.05 Action Without Meeting. Notwithstanding the provisions of Section 4.04, any matter that is to be voted on, consented to, or approved by the Members may be taken without a meeting, without prior notice, and without a vote if consented to, in writing or by electronic transmission, by all of IHI, JGC, JBIC, and CHUBU. A record shall be maintained by the Members of each such action taken by written consent of the Members.
Section 4.06 Member Approval Rights. Except as otherwise expressly set forth in this Agreement or as required by Applicable Law, the Members shall have no right to vote on any matter and hereby expressly waive any right to vote that can be waived. Notwithstanding the foregoing or any other provision of this Agreement, IHI, JGC, JBIC, and CHUBU, as Members, agree to discuss any Fundamental Issue before such matter is referred to the Board.
Section 4.07 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.
Section 4.08 Liability. Except as otherwise set forth herein, or as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or Officer shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Director or Officer.
Section 4.09 Representations and Warranties of Members. By executing and delivering this Agreement or a joinder agreement, as applicable, each Member (severally and not jointly, as to itself) represents and warrants to the Company and to the other Members that, as of the date hereof:
(a) such Member is duly organized and validly existing under the Applicable Laws of its jurisdiction of organization;
(b) such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by such Member of this Agreement have been duly authorized by all necessary action;
(c) this Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity or public policy affecting enforceability;
(d) the execution, delivery and performance by such Member of this Agreement do not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject in any material respect, (ii) violate any order, judgment or decree applicable to such Member in any material respect, (iii) require such Member to obtain any consent or approval that has not been obtained, or (iv) conflict with, or result in a breach or default under, any contract, agreement or other understanding to which such Member is a party or any term or condition of its governance and organizational documents in any material respect;
(e) such Member is acquiring its Membership Interests for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act and acknowledges that its Membership Interests have not been registered pursuant to the Securities Act and may not be offered or sold in the absence of such registration or an exemption therefrom under the Securities Act, and such Member has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Company and is capable of bearing the economic risks of the transactions contemplated by this Agreement; and
(f) such Member is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the investment in the Company, and such Member acknowledges that it is relying on its own investigation and analyses in entering into the transactions contemplated hereby and has consulted its own legal, tax, financial and accounting advisors to determine the merits and risks thereof, and such Member has not relied on any due diligence investigation of any other Member or its advisors and their respective Affiliates, or on any oral or written materials prepared or presented by any other Member or its advisors, including any projections, forecasts, return on investment or other future cash flow illustrations prepared by any such Member or its advisors or their respective Affiliates.
ARTICLE V

BOARD AND OFFICERS
Section 5.01 Board.
(a) The property, affairs and business of the Company shall be managed, operated and controlled by or under the direction of the Board, and except as otherwise expressly provided in this Agreement, the Board shall have the full, complete and exclusive power, authority and discretion to take such actions on behalf of and in the name of the Company as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company. The Board shall be the “manager” (as such term is defined in the Act) of the Company. The Board shall be made up of the number of individuals (who need not be Members) (each, a “Director”) as specified in this Agreement. Except as otherwise expressly set forth in this Agreement or as required by Applicable Law, no Member shall have any power or authority over the property, affairs and business of the Company or any power or authority to act for or on behalf of, or to bind, the Company.
(b) The Board shall be made up of eight (8) Directors; JGC shall have the right to appoint four (4) Directors, IHI shall have the right to appoint two (2) Directors, JBIC shall have the right to appoint one (1) Director, and CHUBU shall have the right to appoint one (1) Director. Notwithstanding the foregoing, the number of Directors may be modified by the Board pursuant to Section 5.06(l).
(c) Each of IHI, JGC, JBIC, and CHUBU shall be entitled to select their respective designees to the Board in their sole discretion. The Directors currently designated by each of IHI, JGC, JBIC, and CHUBU are set forth on Schedule 5.01, as updated from time to time (the “Current Directors”).
(d) Each Director shall hold such position until his or her successor is appointed or until his or her earlier death, disability, resignation or removal by the appointing Member.
(e) The Board, by taking action in accordance with this Article V, shall have the full and complete power, discretion and authority on behalf of and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by this Agreement and to perform or authorize any and all acts which it may reasonably deem necessary or advisable in connection therewith.
(f) Each Director shall serve on the Board without compensation from the Company. Any Member may elect to provide compensation to the Directors appointed by it, at such Member’s sole discretion and expense. Expenses incurred by a Director during the course of conducting the Company’s business shall be borne by the Member that appointed such Director.
(g) No Director (acting in his or her capacity as such) shall have any right or authority to act on behalf of or to bind the Company with respect to any matter except pursuant to a resolution authorizing such action, which resolution is duly adopted by the Board by the affirmative vote or written consent required for such matter pursuant to the terms of this Agreement.
(h) Each Director may authorize another individual (who may or may not be a Director) to act for such Director by proxy at any meeting of the Board, or to express consent to or dissent from a Company action in writing without a meeting. A writing authorizing a Person to act for such Director as proxy, which has been executed by such Director and entered into the books and records of the Company, shall be a valid means by which a Director may grant such authority. The Company will, upon receipt thereof from any such Director, promptly enter any such written proxy into the books and records of the Company.
Section 5.02 Removal and Resignation.
(a) Each Member shall at all times have the exclusive right to remove and replace, with or without cause, any Director designated by such Member, upon the giving of written notice to such Director and the Board.
(b) Any Director may resign by written notice to the Board. Unless otherwise specified therein, a Director’s resignation shall take effect upon delivery. Vacancies created on the Board resulting from the death, disability, resignation or removal of a Director shall be filled by the Member or group of Members that designated such Director with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Members and the Company.
Section 5.03 Meetings of the Board.
(a) Meetings of the Board shall be held at such place, date and time as the Board may reasonably designate. Notice of a meeting of the Board stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Director by telephone, electronic mail or facsimile no less than ten (10) Business Days before the date of the meeting. Special meetings of the Board may be called at any time at the written request of any one (1) Director, and such Director calling a special meeting shall provide at least five (5) Business Days’ prior written notice to each Director if the meeting is to be held in person or at least two (2) Business Days’ prior written notice to each Director if the meeting is to be held by telephone or video conference or other communications equipment, in any case stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called. Notice of any meeting may be waived by any Director. Presence at the meeting shall constitute waiver of any deficiency of notice, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.
(b) The presence in person or by proxy of at least one (1) Director designated by each Member shall constitute a quorum for the conduct of business at any meeting of the Board (a “Quorum”). If a Quorum shall not be present at any meeting of the Board, the Directors present shall adjourn the meeting and promptly give notice of when it will be reconvened.
(c) Any Director may participate in a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear, and be heard by, one another. Participation in a meeting pursuant to this Section 5.03(c) shall constitute presence in person at such meeting pursuant to Section 5.03(b) and shall constitute a waiver of any deficiency of notice, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.
(d) Each Director shall be entitled to cast one (1) vote with respect to each matter brought before the Board for approval, and except as otherwise provided by this Agreement, the affirmative vote of at least one (1) Director designated by each Member at any meeting at which a Quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.
(e) The Company’s secretary or, if he or she is not present, any individual whom the Chairperson may appoint, shall keep minutes of each meeting which shall reflect all actions taken by the Board thereat.
(f) The Board may establish other reasonable provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.
Section 5.04 Action Without a Meeting. Notwithstanding Section 5.03, on any matter requiring an approval or consent of the Board under this Agreement or the Act, the Board may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors constituting the Board. Approval of any such action by email confirmation shall constitute consent in writing for purposes of this Section 5.04.
Section 5.05 Chairperson of the Board. The Members shall designate the chairperson of the Board from among the Directors (the “Chairperson”) for one (1) year periods. The current Chairperson, designated by JGC (the “Current Chairperson”), shall be set forth on Schedule 5.05. The Chairperson shall preside at all meetings of Members and the Board at which he or she is present and perform such other duties as from time to time may be assigned to him or her by the Board. The Chairperson shall not be entitled to any greater or different voting rights than any other Director.
Section 5.06 Fundamental Issues. Notwithstanding Section 5.01 or any provision of this Agreement to the contrary (but only after following the procedures set forth in Section 4.06), the following matters shall require, and the Company shall not directly or indirectly do any of the following without first obtaining, the affirmative approval of the Board in accordance with Section 5.03(d) or Section 5.04, and for the avoidance of doubt, such matters shall not require any approval of the Members (each, a “Fundamental Issue”, and collectively, the “Fundamental Issues”):
(a) Any amendment of or modification to the Company’s name, any constitutional documents of the Company or the business in which the Company operates;
(b) Any issuance of Membership Interests;
(c) Approval or amendment of financial results or forecasts;
(d) Any merger, consolidation, division, acquisition, divestiture, dissolution, share or membership interest exchange, sale of substantially all of the assets of the Company, reorganization or any other similar transaction;
(e) Any change in the Company’s tax or accounting principles or practices, including any change in the Company’s entity classification as a partnership for tax purposes;
(f) To the fullest extent permitted by Applicable Law, any voluntary liquidation, dissolution, winding up, commencement of or consent to bankruptcy, insolvency, liquidation or similar proceedings;
(g) Any appointment or removal of agents or representatives of the Company;
(h) Any creation or removal of an Encumbrance;
(i) Any execution or amendment of a contract, commitment, undertaking or other legally binding arrangements with NuScale or Fluor, whether written or oral;
(j) Any repurchase or redemption of Membership Interests;
(k) Any approval and implementation of any distributions or dividends and the timing and amount to be distributed to Members pursuant to Section 8.04(a) or any amendment or waiver to Section 8.04(a);
(l) Any increase or decrease of the number of Directors comprising the Board, except as set forth in Section 5.02(b);
(m) The creation, incurrence or assumption of debt by the Company;
(n) Except as otherwise set forth in this Agreement, any transaction or agreement between the Company, on the one hand, and IHI, JGC, JBIC, or CHUBU or any of their respective Affiliates, on the other hand;
(o) Any entry into any agreement or commitment by the Company, which binds, or purports to bind, a Member or any of its Affiliates; and
(p) Any entry into any agreement or commitment that binds, or purports to bind, the Company or any of its Affiliates with respect to any of the foregoing.
Section 5.07 Deadlock.
(a) If any Fundamental Issue is proposed, but not approved, by the Board in two (2) consecutive meetings of the Board, or if there is a failure to convene two (2) consecutive meetings of the Board to discuss a Fundamental Issue due to a lack of Quorum, then a deadlock shall be deemed to have occurred (a “Deadlock”). During the continuation of a Deadlock, the Company shall continue to operate in a manner consistent with prior practices and this Agreement until such Deadlock is resolved. If agreement cannot be reached on any other matter submitted to a meeting of the Board, the matter shall be deemed not to have been approved and no further action will be taken to resolve the issue.
(b) Each of the Members may, by written notice to the other Members and the Board, declare such Deadlock (a “Deadlock Notice”, and the matter with respect to which a disagreement exists, the “Deadlock Matter”). Promptly following the delivery of a Deadlock Notice, the Deadlock Matter shall be referred (“Escalation”) to the senior executives of IHI (or other individuals designated by such senior executives of IHI), JGC (or other individuals designated by such senior executives of JGC), JBIC (or other individuals designated by such senior executives of JBIC), and CHUBU (or other individuals designed by such senior executives of CHUBU) (collectively, the “Senior Executives”). In an Escalation, the Senior Executives shall use good faith efforts to resolve the Deadlock Matter within 30 Business Days following the delivery of the Deadlock Notice.
(c) If the Escalation is unsuccessful and the Senior Executives are unable to reach agreement with respect to the Deadlock Matter within the time period set forth in Section 5.07(b), then a Member may refer the Deadlock Matter to non-binding mediation (the “Deadlock Mediation”) under the Mediation Rules (the “Rules of Mediation”) of the International Chamber of Commerce (“ICC”) and the Deadlock Matter shall be mediated within 30 Business Days following the delivery of a written request for mediation by such Member to each of the other Members and the Board. The seat, or legal place, of the Deadlock Mediation shall be Tokyo, Japan, and the proceedings shall be conducted in Japanese. Notwithstanding the foregoing, the Members shall suspend the Deadlock Mediation if a Member pursues a Transfer pursuant to Section 9.03 until the resolution thereof.
(d) If the Escalation and Deadlock Mediation are unsuccessful, or if three (3) or more Deadlock Notices are given during a six (6) consecutive month period, then a Member may refer the Deadlock Matter to binding arbitration (the “Deadlock Arbitration”) under the Rules of Arbitration of the ICC (the “Rules of Arbitration”) and the Deadlock Matter shall be finally arbitrated within 30 Business Days following the delivery of a written request for arbitration by such Member to each of the other Members and the Board. The seat, or legal place, of the Deadlock Arbitration shall be Tokyo, Japan, and the proceedings shall be conducted in Japanese. The decision of the arbitrator(s) with respect to the Deadlock Matter shall be final and binding on the Members. Notwithstanding the foregoing, the Members shall suspend the Deadlock Arbitration if a Member pursues a Transfer pursuant to Section 9.03 until the resolution thereof.
Section 5.08 Officers. The Board may, but is not required to, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as officers of the Company, with titles including “chief executive officer”, “chief financial officer”, “president”, “vice president”, “senior vice president”, “treasurer”, “secretary”, “general counsel”, “chief compliance officer” and “director”, as and to the extent authorized by the Board (each, an “Officer” and collectively, the “Officers”). The Officers shall have such authority and perform such duties in the management of the Company as may be reasonably prescribed by the Board.
Section 5.09 NuScale Director. The Board shall select and approve an individual to serve as a director on the board of directors of NuScale Power Corporation pursuant to the JNI Board and Management Rights Letter. The Company will not compensate the director so appointed, but will bear and reimburse as Operating Expenses any expenses incurred by the director in the course of performing his or her duties, provided that no reimbursement shall be made without the approval of the Board.
ARTICLE VI

EXCULPATION AND INDEMNIFICATION
Section 6.01 Fiduciary Duties.
(a) Notwithstanding any duty otherwise existing at Applicable Law or in equity, to the fullest extent permitted by Applicable Law and except as expressly contemplated by this Agreement (including Section 10.02), no Member or Director shall have any duty (including any fiduciary duty) otherwise applicable at Applicable Law, shall be deemed to violate this Agreement or shall be liable, responsible or accountable for damages or otherwise to the Company or to any Member for any action or failure to act under any theory, including but not limited to, any theory of fiduciary duty or obligation, or in equity to the Company, to any other Member, or to any other Person with respect to or in connection with the Company or the Company’s business or affairs, unless such violation or liability is attributable to such Member’s or Director’s gross negligence, willful misconduct or bad faith and, except as otherwise expressly provided in this Agreement, with respect to any vote, consent or approval at any meeting of the Board or otherwise under this Agreement, each Director may grant or withhold such vote, consent or approval in its sole and absolute discretion. In furtherance of the foregoing, no Director shall be deemed to have violated this Agreement or be personally liable, responsible or accountable for damages or otherwise to the Company or to any Member so long as such Director (i) acted in good faith, (ii) was neither grossly negligent nor engaged in willful misconduct and (iii) with respect to any criminal action, such Director has reasonable cause at the time of such action to believe that such Director’s conduct was not unlawful. In performing his or her duties, each Member or Director shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more employees of the Company (if applicable), any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Board; or any other Person who has been selected by or on behalf of the Company, or the Board, in each case, as to matters which such Member or Director reasonably believes to be within such other Person’s competence. Neither the amendment nor repeal of this Section 6.01, nor the adoption of any other provision to this Agreement, nor, to the fullest extent permitted by the Act, any modification of Applicable Law, shall eliminate or reduce the effect of this Section 6.01 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
(b) The Members acknowledge and agree that each Director shall be entitled to act under this Agreement and in such Director’s capacity as a member of the Board according to the instructions or direction of the Member that appointed such Director with respect to any matter that is under consideration or subject to approval by the Board, without liability to any other Member or other party hereto. To the fullest extent permitted by Applicable Law, subject to Section 6.01(a), whenever in this Agreement or otherwise the Board considers, approves or disapproves any action, each Director shall be entitled to consider only such interests and factors as he or she desires and may consider his or her own interests or the interests of the Member that appointed such Director (or Affiliates of such Member), as applicable, and shall have no other duty or obligation, fiduciary or otherwise, to give any consideration to any interest of or factors affecting the Company or the Members or other parties hereto.
(c) Notwithstanding any duty otherwise existing at Applicable Law or in equity, to the fullest extent permitted by Applicable Law, no Director shall have any duty to disclose to the Company or the Board the Confidential Information of the Member that designated such Director or any of their respective Affiliates in such Director’s possession even if it is material and relevant information to the Company and/or the Board and, in any case, such Director shall not be liable to the Company or the other Members or their Affiliates for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a Director by reason of such lack of disclosure of such Confidential Information; provided, however, that such Director believes in good faith that its disclosure of such information would be prohibited by a confidentiality agreement with, or fiduciary duty to, another Person or under competition laws or other Applicable Law.
(d) For the avoidance of doubt, nothing in this Section 6.01 shall limit any fiduciary duties owed by the Officers or employees of the Company in such capacities.
Section 6.02 Exculpation.
(a) To the fullest extent permitted by Applicable Law, no Person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Member, Director, Officer or Partnership Representative of the Company (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) shall be liable to the Company or to any other Person that is a party hereto or is otherwise bound hereby for any act or failure to act with respect to or in connection with the Company or the Company’s business or affairs, except in the case of gross negligence, bad faith, willful misconduct or breach of this Agreement.
(b) Notwithstanding the foregoing, other than in the case of gross negligence, bad faith or willful misconduct, no Indemnified Party shall have any liability hereunder for any punitive damages or any other damages that are not reasonably foreseeable.
(c) The Company shall also have the power to exculpate, to the same extent set forth in this Section 6.02, employees of the Company or its Subsidiaries who are not Indemnified Parties and agents of the Company or its Subsidiaries.
Section 6.03 Indemnification.
(a) Except in the case of gross negligence, bad faith or willful misconduct, each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was an Indemnified Party, in each case, acting in their capacities as such, and such action, suit or proceeding relates to an act or omission of such Indemnified Party acting in its capacity as such, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Applicable Laws of the State of Delaware (including indemnification for acts or omissions constituting negligence, or gross negligence); provided, however, that the foregoing indemnification shall not be available to a Member in the case of an action, suit or proceeding brought by the Company, a Member or any other party to this Agreement against such Member.
(b) The right to indemnification conferred in this Section 6.03 shall also include the right to be paid by the Company for reasonable expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent authorized by the Applicable Laws of the State of Delaware; provided, however, that the payment of such expenses in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the applicable Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under this Section 6.03 or otherwise. The rights to indemnification and advancement conferred in this Section 6.03 constitute contract rights.
(c) Notwithstanding the foregoing provisions of this Section 6.03, the Company shall indemnify an Indemnified Party in connection with a proceeding (or part thereof) initiated by such Indemnified Party only if such proceeding (or part thereof) was authorized by the Board; provided, however, that an Indemnified Party shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Indemnified Party to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 6.03 to the extent that the Indemnified Party is successful on the merits in such proceeding (or part thereof).
(d) The Company shall also have the power to indemnify and hold harmless, to the same extent set forth in this Section 6.03, employees of the Company or its Subsidiaries who are not Indemnified Parties and agents of the Company or its Subsidiaries.
(e) The Company may, by action of the Board, provide indemnification to such employees and agents of the Company or other Persons who are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Board shall reasonably determine to be appropriate.
Section 6.04 Survival. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Article VI shall survive the termination, voluntary or involuntary, of the status of a Member as such, the termination, voluntary or involuntary, of the status of any Indemnified Party or other Person as to whom the provisions of this Article VI apply as such and the termination of this Agreement or dissolution of the Company.
Section 6.05 Entry Into Force. The provisions of this Article VI shall be applicable to any action, suit or proceeding commenced after the date of this Agreement against any Indemnified Party arising from any act or omission of such Indemnified Party acting in its capacity as such, whether occurring before or after the date of this Agreement. No amendment to or repeal of this Article VI, or, to the fullest extent permitted by Applicable Law, any amendment of Applicable Law, shall have any effect on the rights provided under this Article VI with respect to any act or omission occurring prior to such amendment or repeal.
Section 6.06 No Exclusivity. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article VI on the Board shall not be exclusive of any other rights to which any Person may be entitled (including under a separate indemnification agreement for each of the Directors), including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the Company would not have the power to indemnify such Person under the provisions of this Article VI. Such rights shall not prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements or other arrangements (including creation of trust funds or security interests funded by letters of credit or other means) reasonably approved by the Board (whether or not any of the Members, Directors or Officers shall be a party to or beneficiary of any such agreements or arrangements); provided, however, that any provision of such agreements or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VI or Applicable Law.
Section 6.07 Assets for Indemnification. Any indemnity under this Article VI shall be provided solely out of, and only to the extent of, the Company’s assets, and no Member or Affiliate of any Member shall be required directly to indemnify any Indemnified Party pursuant to this Article VI.
Section 6.08 Covered Parties. None of the provisions of this Article VI shall be deemed to create any rights in favor of any Person other than Indemnified Parties and any other Person to whom the provisions of this Article VI expressly apply.
ARTICLE VII

ACCOUNTING, TAX, FISCAL AND LEGAL MATTERS
Section 7.01 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year or on such other day as may be fixed from time to time by resolution of the Board (the “Fiscal Year”).
Section 7.02 Bank Accounts. The Board shall determine the institution or institutions at which the Company’s bank accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
Section 7.03 Books of Account and Other Information. The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business. All questions of accounting shall be determined by the Board or a committee or officer authorized by the Board to make such determination.
Section 7.04 Maintenance and Administrative Services.
(a) The Board may delegate to a Member or third party certain maintenance and administrative tasks and duties as the Board deems advisable. Any costs, fees and expenses related to the operation, management or administration of the Company and the Business (collectively, the “Operating Expenses”) shall be paid and borne by the Company.
(b) Notwithstanding the last sentence of Section 7.04(a), (i) if certain Operating Expenses are mainly incurred on behalf of, or for the benefit of, JGC (as determined by the Board in good faith), then JGC shall bear such Operating Expenses, (ii) if certain Operating Expenses are mainly incurred on behalf of, or for the benefit of, IHI (as determined by the Board in good faith), then IHI shall bear such Operating Expenses, (iii) if certain Operating Expenses are mainly incurred on behalf of, or for the benefit of, JBIC (as determined by the Board in good faith), then JBIC shall bear such Operating Expenses, and (iv) if certain Operating Expenses are mainly incurred on behalf of, or for the benefit of, CHUBU (as determined by the Board in good faith), then CHUBU shall bear such Operating Expenses. The Members shall, from time to time, discuss in good faith to determine details of billing and payment of the Operating Expenses, including any taxes to be paid by the Company on behalf of JBIC, and any Operating Expenses to be borne by each of JGC, IHI, JBIC, or CHUBU respectively, in accordance with this Section 7.04(b).
Section 7.05 Auditors. The Company Auditors shall be such firm of certified independent public accountants as shall be selected by the Board in its reasonable discretion and in accordance with the provisions of this Agreement.
Section 7.06 Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state and local income tax purposes.
Section 7.07 Certain Tax Matters.
(a) Except as contemplated otherwise by this Agreement, all tax elections and other tax-related decisions required to be made by the Company shall be made by the Board, provided, however, any such tax elections and other tax-related decisions that disproportionately adversely affect a particular Member, shall require such Member’s consent; provided, further, that the Company shall make an election under Section 754 of the Code if requested in writing by a Member. The Company shall prepare and timely file all tax returns required to be filed by it (and shall seek any extensions necessary to ensure timely filing of any such tax returns). As soon as reasonably possible after the end of each Fiscal Year, the Board shall deliver to each Member, Company information necessary for the preparation of such Member’s federal, state, and local income tax returns for such Fiscal Year.
(b) The “partnership representative” (as such term is used in the BBA Rules) (the “Partnership Representative”) for the Company shall be JGC or its designee, unless otherwise determined by the Board. The Partnership Representative may be appointed or removed at any time by the Board, and shall resign if it is no longer a Member.
(c) The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) and take any action (or omit to take an action) permitted to be taken (or not to be taken) in connection with all examinations of the Company’s affairs by any federal, state, local, or foreign taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Notwithstanding the foregoing, the Partnership Representative shall not take (or refrain from taking) any material action without the consent of the Board, such as making any election available under the BBA Rules, entering into a settlement agreement with a taxing authority, extending any statute of limitations related to income taxes, proposing any modification, and deciding whether and where to litigate any claim governed by the BBA Rules.
(d) In the event of any examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, the Partnership Representative shall promptly provide each Member a written notice informing the Members that the Company or any of its Subsidiaries, as applicable, is the subject of an examination by a tax authority with respect to a tax return or that could result in a deficiency of taxes (including taxes imposed on the Members), shall keep each other Member reasonably informed of developments relating to such examination and not settle such examination, to the extent relating to a matter that could reasonably be expected to have an adverse effect on any Member, without the consent of such adversely affected Member, which consent shall not be unreasonably conditioned, withheld or delayed.
(e) To the extent permitted by applicable law and regulations, the Partnership Representative shall cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA pursuant to Code Section 6221(b). For any year in which applicable law and regulations do not permit the Company to elect out of such partnership audit procedures, then within forty-five (45) days of any notice of final partnership adjustment, the Partnership Representative shall cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the U.S. Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.
(f) References in this Section 7.07 to the “Company” shall include (i) any Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes and (ii) any entity or arrangement that is treated as a continuation of a Company for U.S. federal income tax purposes.
(g) The Company shall defend, indemnify, hold harmless and reimburse the Partnership Representative and its Affiliates for, from and against any and all liabilities, costs, expenses or losses attributable to or arising from any action (or failure to take any action) by the Partnership Representative in its capacity as such.
ARTICLE VIII

ALLOCATIONS AND DISTRIBUTIONS
Section 8.01 Membership Percentages of the Members. The Membership Percentage of each Member as of the date hereof is as set forth in Exhibit A.
Section 8.02 General Allocation of Profit and Loss. Except as otherwise provided in Section 8.03, Profits or Losses for any Fiscal Year shall be allocated among the Members in such a manner as to reduce or eliminate, to the extent possible, any difference, as of the end of such Fiscal Year, between (a) the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Member’s share of partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) and (b) the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under the Act, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value (which Book Value, for the avoidance of doubt, shall not be adjusted to reflect the hypothetical liquidation) and (ii) distribute the proceeds of liquidation pursuant to Section 8.04 and Section 12.05. Subject to the preceding sentence, the Losses derived from or otherwise deemed Operating Expenses incurred by the Company shall be allocated equally among the Members provided that the Losses derived from Operating Expenses incurred by the Company under Section 7.04(b) shall be allocated solely to the Member who bears such Operating Expenses under Section 7.04(b).
Section 8.03 Special Allocations. Notwithstanding anything contained herein to the contrary:
(a) Any “Nonrecourse deductions” (as such term is defined by Treasury Regulations Section 1.704-2(b)(1)) and “excess nonrecourse liabilities” (as such term is defined by Treasury Regulations Section 1.752-3(a)), with respect to a Taxable Year shall be allocated among the Members in accordance with their respective NS Units as stated in the NuScale Investment Accounts.
(b) Any “Member nonrecourse deductions” (which has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704- 2(i)(2)) with respect to a Taxable Year shall be allocated to the Member who bears the economic risk of loss with respect to the “Member nonrecourse debt” (which has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4)) to which such Member nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
(c) This Agreement shall be deemed to include “qualified income offset”, “minimum gain chargeback”, and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of Treasury Regulations under Section 704(b) of the Code.
(d) All items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members for federal, state, and local income tax purposes consistent with the manner that the corresponding items are allocated among the Members pursuant to this Section 8.03, except as may otherwise be provided herein or under the Code.
(e) The allocation provisions set forth in this Article VIII and the other provisions of this Agreement relating to the maintenance of the Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and will be interpreted and applied in a manner consistent with such Treasury Regulations, as determined by the Board in its reasonable discretion.
Section 8.04 Distributions.
(a) To the extent consistent with its obligations to the Company’s lenders (if any) and subject to Applicable Law, the Board shall approve, and the Company shall distribute as dividends to the Members in any Fiscal Year during which the Company receives a distribution from NuScale, all of the dividends distributed to the Company by NuScale in accordance with their respective NS Units as stated in the NuScale Investment Accounts.
(b) Distributions of cash shall be made to the Members by wire transfer of immediately available funds to the account designated by the relevant Member. All other types of distributions shall be made to each of the Members pro rata in accordance with each Member’s Membership Percentage. The Company is authorized to withhold from payments and distributions to the Members any amounts required to be withheld under Applicable Law. All amounts withheld with respect to a Member shall be treated as if such amounts were distributed to such Member under this Agreement.
Section 8.05 Distributions in Kind. No Member has any right to demand or receive property of the Company other than cash.
Section 8.06 Limitations on Distributions. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made in violation of the Act or other Applicable Law.
ARTICLE IX

TRANSFER RESTRICTIONS AND ADDITIONAL MEMBERS.
Section 9.01 Restrictions on Transfers.
(a) No Member may Transfer or permit a Transfer of any Membership Interests held by such Member without the prior written consent of the other Members, which consent may be granted or withheld at each such other Member’s sole discretion; provided, however, that such prohibition shall not apply to Transfers made pursuant to Section 9.01(c), Transfers to Permitted Transferees in accordance with Section 9.02, Transfers to the Company made pursuant to Section 9.03 or Transfers made pursuant to Section 9.04 or Section 10.03.
(b) Notwithstanding anything in this Agreement to the contrary, except with the prior written consent of all Members, no Transfer will be permitted if such Transfer would cause the Company to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes within the meaning of Section 7704 of the Code.
(c) Notwithstanding anything in this Agreement to the contrary, if the Company Transfers any NS Units, or is refunded any portion of its investments into NuScale, pursuant to that certain Letter Agreement, dated March 29, 2021, by and among the Company, NuScale, and Fluor or that certain Letter Agreement, dated May 25, 2021, by and among the Company, NuScale, and Fluor in connection with the purchase of IHI-NS Units (each, a “Letter Agreement”) or the Third UPA, then the Company shall, and the Members shall cause the Company to, immediately purchase from the relevant Member, and the relevant Member shall Transfer to the Company, the Membership Interests that correspond to such Transferred NS Units or such refunded portion of the Company’s investments into NuScale. The price to be paid to the relevant Member for a Transfer made pursuant to this Section 9.01(c) shall be the amount refunded to the Company pursuant to the Letter Agreement that corresponds to the relevant Transfer of NS Units and shall be paid in immediately available funds to the bank account designated by the relevant Member.
Section 9.02 Transfers to Permitted Transferees.
(a) Notwithstanding anything in this Agreement to the contrary, any Member may at any time Transfer any or all of its Membership Interests to one or more of its Permitted Transferees following at least 60 Business Days’ advance notice to the other Members but without the consent of any Person, provided that (i) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement in accordance with Section 9.02(a), (ii) any Transfer to such Permitted Transferee is in compliance with the Securities Act and any other applicable securities or “blue sky” laws, (iii) such Transfer has been made subject to the Transfer-back requirements pursuant to Section 9.02(b), (iv) such Transfer would not cause the Company to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes within the meaning of Section 7704 of the Code, and (v) such Transfer would not cause the Company to be subject to the Bank Holding Company Act.
(b) If, while a Permitted Transferee holds any Membership Interests, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial Transferring Member from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial Transferring Member received such Membership Interests (an “Unwinding Event”), then the relevant initial Transferring Member:
(i) shall forthwith notify the other Members and the Company of the pending occurrence of such Unwinding Event; and
(ii) shall take all actions necessary prior to such Unwinding Event to effect a Transfer of all the Membership Interests held by the relevant Permitted Transferee either back to such initial Transferring Member or, pursuant to this Section 9.02, to another Person that qualifies as a Permitted Transferee of such initial Transferring Member.
(c) A Transfer to a Permitted Transferee shall not relieve the Transferring Member of its obligations to the Company.
Section 9.03 Transfers of NS Units.
(a) Notwithstanding any provision of this Agreement to the contrary, but subject to Sections 9.03(b) and (c) and the conditions set forth in Section 9.04, (x) each Member, after the occurrence of an unsuccessful Escalation as set forth in Section 5.07, (y) IHI, upon the termination of the IHI Business Collaboration Agreement, and (z) JGC, upon the termination of the JGC Business Collaboration Agreement, shall have the right, subject to the terms and conditions set forth in the NuScale Operating Agreement, including but not limited to Sections 7.1, 7.2, 7.3, 7.6 and Article XI therein, and the NuScale Power Corporation Certificate of Incorporation and Bylaws, but not the obligation, to cause the Company to purchase all but not less than all of such Member’s Membership Interests in exchange for either, at the election of such Member, (i) the Transfer of all of such Member’s NS Units (along with the corresponding equal number of Class B shares in NuScale Power Corporation) to such Member, to the extent permitted under, and in accordance with, the terms and conditions set forth in Sections 7.1, 7.2, 7.3, 7.6 of the NuScale Operating Agreement, and the NuScale Power Corporation Certificate of Incorporation and Bylaws; or (ii) the Company executing an Elective Exchange (as such term is defined in the NuScale Operating Agreement) with respect to such Member's NS Units, and Transferring all  Class A Common Stock of NuScale Power Corporation received in the Elective Exchange to such Member (an "Exchange Transaction") in accordance with the terms and conditions set forth in Article XI of the NuScale Operating Agreement and the NuScale Power Corporation Certificate of Incorporation and Bylaws.
(b) Notwithstanding any provision of this Agreement to the contrary, if JBIC (or any of its Affiliates) ceases to own any Membership Interests, then at any time thereafter CHUBU shall have the right, subject to the terms and conditions set forth in the NuScale Operating Agreement, including but not limited to Sections 7.1, 7.2, 7.3, 7.6 and Article XI therein, but not the obligation, to cause the Company to purchase all but not less than all of CHUBU’s Membership Interests in exchange for either, at the election of CHUBU, (i) the Transfer of all of the CHUBU-NS Units (along with the corresponding equal number of Class B shares in NuScale Power Corporation) to CHUBU, to the extent permitted under, and in accordance with, the terms and conditions set forth in Sections 7.1, 7.2, 7.3, 7.6 of the NuScale Operating Agreement, and the NuScale Power Corporation Certificate of Incorporation and Bylaws, or (ii) the Company executing an Exchange Transaction with respect to the CHUBU-NS Units in accordance with the terms and conditions set forth in Article XI of the NuScale Operating Agreement and the NuScale Power Corporation Certificate of Incorporation and Bylaws.
(c) Notwithstanding Sections 9.03(a) and (b) or any other provision of this Agreement, JBIC may at any time, at its sole option and without the need for approval of any other Member or the Board, subject to the terms and conditions set forth in the NuScale Operating Agreement, including but not limited to Sections 7.1, 7.2, 7.3, 7.6 and Article XI therein, cause the Company to purchase any or all of JBIC’s Membership Interests in exchange for either, at the election of JBIC, (i) the Transfer of the corresponding number of JBIC-NS Units (along with the corresponding equal number of Class B shares in NuScale Power Corporation)  to JBIC to the extent permitted under, and in accordance with, the terms and conditions set forth in Sections 7.1, 7.2, 7.3, 7.6 of the NuScale Operating Agreement, and the NuScale Power Corporation Certificate of Incorporation and Bylaws or (ii) the Company executing an Exchange Transaction with respect to the JBIC-NS Units in accordance with the terms and conditions set forth in Article XI of the NuScale Operating Agreement and the NuScale Power Corporation Certificate of Incorporation and Bylaws (any such Transfer, a “JBIC Transfer”). For the avoidance of doubt, JBIC may exercise its right to effect a JBIC Transfer pursuant to this Section 9.03(c) at any time, including circumstances in which:
(i) IHI Transfers all or any portion of its Membership Interests or causes the Company to Transfer any of the IHI-NS Units;
(ii) JGC Transfers all or any portion of its Membership Interests or causes the Company to Transfer any of the JGC-NS Units;
(iii) CHUBU Transfers all or any portion of its Membership Interests or causes the Company to Transfer any of the CHUBU-NS Units;
(iv) the Company or NuScale, or any of their respective subsidiaries breach or otherwise fail to comply with the Guidelines (as such term is defined in the JBIC Side Letter);
(v) JBIC no longer wishes or is no longer permitted to maintain its investment in the Company due to a change in Applicable Law or governmental policy;
(vi) there is a Change of Control with respect to any Member other than JBIC;
(vii) JGC, IHI, CHUBU, the Company or NuScale, or any of their respective Subsidiaries are in violation of any Applicable Laws, including (u) anti-corruption, anti-bribery or anti-trust regulation, (v) foreign investment restrictions, (x) economic sanctions, (y) environmental regulations, or (z) any such Applicable Law that will render JGC, IHI, CHUBU, the Company or NuScale unable to engage in their respective businesses;
(viii) JGC, IHI, CHUBU, the Company or NuScale, or any of their respective Subsidiaries are found to have any relations to Anti-Social Forces;
(ix) JGC, IHI, CHUBU, or the Company, or any of their respective Subsidiaries have committed a breach of its obligations under this Agreement; or
(x) the Company uses any part of the Capital Contribution made by JBIC under Section 3.01(d) for any purpose other than the purposes set forth in Section 3.01(d) and Section 3.01(e).
(d) In furtherance of Sections 9.03(a), (b), and (c), each of the Members and the Company shall use its respective commercially reasonable efforts to facilitate, effectuate, and consummate the Transfer of such Member’s NS Units (along with the corresponding equal number of Class B shares in NuScale Power Corporation) or an Exchange Transaction, as the case may be, including but not limited to, the provision of all necessary information, the execution and delivery of any documents, certificates, instruments, or other papers that are reasonably required, obtaining any necessary approvals and seeking consents of NuScale and NuScale’s Manager, if and as applicable, and exercising the Exchange Rights, as defined in the Article XI of the NuScale Operating Agreement, if applicable. For the avoidance of doubt, each of the Members acknowledges and agrees that its rights to cause the Company to purchase its Membership Interests pursuant to this Section 9.03 is limited to the same extent as the Company’s ability to effectuate and consummate a Transfer of such Member’s NS Units or an Exchange Transaction, which is neither absolute nor guaranteed. Any Transfer pursuant to Sections 9.03(a), (b), and (c) shall comply with the Securities Act and any other applicable securities or “blue sky” laws and with the terms and conditions of the NuScale Operating Agreement and the NuScale Power Corporation Certificate of Incorporation and Bylaws, and any Transfer or Exchange Transaction which is not in accordance therewith will be null and void.  Upon consummation of a Transfer or an Exchange Transaction pursuant to Sections 9.03(a), (b), and (c), such Member shall immediately cease to be a Member.
Section 9.04 Right of First Refusal.
(a) In the event JBIC proposes to effect a JBIC Transfer pursuant to Section 9.03(c), JBIC shall promptly give written notice (the “JBIC ROFR Notice”) to the other Members at least 90 days prior to the consummation of such JBIC Transfer. The JBIC ROFR Notice shall describe in reasonable detail the proposed JBIC Transfer, including the amount of Membership Interests to be sold (the “Specified JBIC Assets”) and the date such proposed sale is expected to be consummated.
(b) After receiving a JBIC ROFR Notice, each of the other Members shall have 60 days from the date of receipt of the JBIC ROFR Notice (the “JBIC ROFR Period”) during which it shall have the right to purchase all (but not less than all) of its pro rata portion (based on its Membership Percentage) of the Specified JBIC Assets, and should it elect to purchase the Specified JBIC Assets, it shall so purchase such portion of Specified JBIC Assets for a purchase price equal to the product of the number of NS Units associated with such portion of the Specified JBIC Assets and the NS Unit FMV as determined by a Valuation Firm within a 30-day period or such other reasonable period as agreed to by the parties thereto (the “JBIC ROFR”); provided, that, in the event that (x) one of the Members that receives the JBIC ROFR Notice elects not to acquire its pro rata portion of the Specified JBIC Assets during such JBIC ROFR Period (the “Non-Participating Member”), or (y) the Non-Participating Member consents in writing at any time during the JBIC ROFR Period, the participating Member shall be entitled to purchase all (but not less than all) of the Specified JBIC Assets, subject to the time periods and purchase price parameters of the JBIC ROFR. To exercise the JBIC ROFR, such other Member must deliver a notice notifying JBIC that it intends to exercise its JBIC ROFR as to the Specified JBIC Assets within 60 days after delivery of the JBIC ROFR Notice.
Section 9.05 Additional Members.
(a) In connection with a direct Transfer of Membership Interests, each such Person who receives Membership Interests in accordance with, and as permitted by, the terms of this Agreement, in each case, who is not already a Member, shall, in addition to complying with the requirements of the last sentence of Section 13.08, execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement that were applicable to the Transferring Member (including the restrictions on Transfer contained in this Article IX), and, in the case of a transferee of Membership Interests, shall thereupon be admitted as an additional Member of the Company (each, an “Additional Member”).
(b) Each Person who is issued new Membership Interests in accordance with the terms of this Agreement and who is not already a Member shall execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement and shall thereupon be admitted as an Additional Member.
(c) A transferee of the Membership Interests who is admitted as an Additional Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted as an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.
(d) Each Additional Member shall be named as a Member on the Members Schedule. Unless and until admitted as an Additional Member, a transferee of any Membership Interest, or a recipient of any newly issued Membership Interests, shall have no powers, rights or privileges of a Member of the Company.
(e) Following a direct Transfer of any Membership Interests in accordance with this Article IX, the transferee of such Membership Interests shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Membership Interests, and shall receive allocations and distributions in respect of such Membership Interests as if such transferee were a Member in accordance with the provisions of this Agreement. Unless otherwise prohibited by Section 706(d) of the Code and Treasury Regulations promulgated thereunder, or unless otherwise determined by the Board, the “closing of the books” method (including the “calendar day” convention described in Treasury Regulations Section 1.706-4) shall be utilized for determining the distributive share of the Company’s income, gains, losses, deductions, credits and other items of a Member whose interest is disposed of, in whole or in part.
(f) The Company shall maintain a record of direct Transfers of Membership Interests. Upon a direct Transfer of Membership Interests, the Transferring Member shall notify the Company so that such Transfer may be registered in the Members Schedule.
Section 9.06 Termination of Member Status. Any Member that directly Transfers all of its, and owns no, Membership Interests shall immediately cease to be a Member and shall no longer be a party to this Agreement (in its capacity as a Member), and the Members Schedule shall be updated to eliminate such Person; provided, however, that such Member (i) shall not thereby be relieved of its liability for breach of this Agreement prior to such time or from any obligations under this Agreement not related to its capacity as a Member; (ii) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time; (iii) shall retain the right to indemnification hereunder; and (iv) shall not thereby be relieved of any of its obligations under this Article IX.
Section 9.07 Void Transfers. To the greatest extent permitted by the Act and other Applicable Law, any Transfer by any Member of any Membership Interests or other interest in the Company (including any Transfer of any Person which directly or indirectly owns Membership Interests) in contravention of this Agreement shall be ineffective and null and void ab initio and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Applicable Law, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.
ARTICLE X

COVENANTS
Section 10.01 Confidentiality.
(a) Each Member agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clauses (i) through (vi) below to hold strictly confidential and to use, the Confidential Information only in connection with its investment in (or, in the case of clause (vi), its potential investment in or acquisition of an interest in) the Company and not for any other purpose. Each Member agrees that it shall be responsible for any breach of the provisions of this Section 10.01 by any of its Representatives or potential transferees of any Membership Interests (including such potential transferees’ Representatives) to whom it discloses Confidential Information. Each Member further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:
(i) to such Member’s Representatives and Affiliates of the Members in the normal course of the performance of their duties or to any financial institution providing credit to such Member;
(ii) to the extent required by Applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Member is subject; provided that, unless otherwise prohibited by Applicable Law or disclosed to a tax authority, such Member agrees to give the Company and the other Members prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Member shall cooperate with such efforts by the Company, and shall, in any event, make only the minimum disclosure required by such Applicable Law));
(iii) to any regulatory authority or rating agency to which such Member or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information and such Member uses reasonable best efforts to seek confidential treatment of such information to the extent available;
(iv) to the extent required by the rules and regulations of the Commission or stock exchange rules;
(v) if the prior written consent of the Board shall have been obtained; or
(vi) to a potential transferee of the Membership Interests owned by such Member and the Representatives of that potential transferee (whether pursuant to a Change of Control (subject to Section 10.03) or any other Transfer (subject to Article IX)), subject to a binding written confidentiality agreement between the Member (or an Affiliate) and such potential transferee that names the Company as a third party beneficiary of the right to enforce such agreement with respect to any Confidential Information disclosed thereunder.
(b) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Member.
Section 10.02 Corporate Opportunities. Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Applicable Law, and subject only to the provisions of Section 10.03, the Members expressly acknowledge and agree that:
(a) (i) each Member and their respective Affiliates, including any Directors of the Company affiliated with or designated by such Member (collectively, “Covered Persons”), have the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage or invest in the same or similar business activities or lines of business as the Company, on its own account, or in partnership with, or as an employee, officer, director, manager, shareholder or member of any other Person, including those lines of business deemed to be competing with the Company; (ii) none of the Company or any other Member shall have any rights in and to the business ventures of any Covered Persons, or the income or profits derived therefrom; (iii) each Covered Person may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company; and (iv) in the event that any Covered Person acquires knowledge of a potential transaction or matter that may be an opportunity for the Company or any other Member, such Covered Person shall have no fiduciary duty or other duty (contractual or otherwise) to communicate or present such opportunity to the Company or any other Member and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any other Member (and their respective Affiliates) for breach of any fiduciary duty or other duty (contractual or otherwise) by reason of the fact that such Covered Person directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any other Member.
(b) In the event of any conflict of interest between the Company, on the one hand, and any Covered Person, on the other hand, such Covered Person may act in such Covered Person’s best interest.
Section 10.03 Change of Control; Material Breach.
(a) In the event of a Change of Control of a Member, such Member (the “Changed Member”) shall promptly, but not later than three (3) Business Days following such Change of Control, notify each of the other Members (each, a “Non-Changed Member”) in writing thereof (a “Change of Control Notice”), setting forth the date and identity of the party or parties that have acquired control of such Changed Member. At any time during the 90 day period following its receipt of a Change of Control Notice from the Changed Member, each Non-Changed Member shall, so long as it has not undergone a Change of Control, have the right, but not the obligation, to notify the Changed Member in writing (a “Change of Control Exercise Notice”) that it will purchase all but not less than all of its pro rata portion (based on its Membership Percentage) of the Changed Member’s Membership Interest for a purchase price equal to the fair market value of such Membership Interests determined pursuant to Exhibit B (the “Call Exercise Price”) pursuant to the provisions of this Section 10.03 and Exhibit B. In the event any Non-Changed Member does not elect to purchase its pro rata portion of the Changed Member’s Membership Interests, then the other participating Members who did so elect may acquire their pro rata portion of what remains.
(b) In the event of a material breach of this Agreement by a Member (the “Breaching Member”) which breach is not cured within 60 days after its occurrence, each non-breaching Member shall, so long as it is not a Breaching Member, have the right, but not the obligation, after the end of such 60 day period by delivering written notice to the Breaching Member in writing (a “Breach Notice”), to purchase all but not less than all of its pro rata portion (based on its Membership Percentage) of the Breaching Member’s Membership Interest for a purchase price equal to the Call Exercise Price pursuant to the provisions of this Section 10.03 and Exhibit B.
(c) The Member selling its Membership Interest pursuant to Section 10.03(a) or Section 10.03(b) (the “Call Selling Member”) shall, at the closing of each such sale (a “Call Closing”), represent and warrant to the applicable purchasing Member (the “Call Purchasing Member”) that (i) the Call Selling Member has full right, title and interest in and to such Membership Interest, (ii) the Call Selling Member has all necessary power and authority and has taken all necessary action to sell such Membership Interest as contemplated by this Section 10.03, and (iii) such Membership Interest is free and clear of any Encumbrance other than those arising as a result of or under the terms of this Agreement.
(d) Subject to the provisions of Exhibit B, each Call Closing shall take place no later than 10 Business Days following determination of the Call Exercise Price (the “Call Closing Date”); provided, however, that each Call Purchasing Member shall give the Call Selling Member at least five (5) Business Days’ written notice of the applicable Call Closing Date.
(e) Each Call Purchasing Member shall pay the applicable Call Exercise Price for the Call Selling Member’s Membership Interest that are being acquired by such Call Purchasing Member by wire transfer of immediately available funds to an account designated in writing by the Call Selling Member.
(f) At each Call Closing, the Call Selling Member shall deliver to the applicable Call Purchasing Member (i) a certificate or certificates (if any) representing the Membership Interest to be sold, accompanied by an assignment instrument of the Membership Interests to such Call Purchasing Member or its assignee; and (ii) the resignation of each of the Directors the Call Selling Member appointed to the Board; and (iii) unless it is unable to do so under Applicable Law, a certificate meeting the requirements of IRS Notice 2018-29 and Treasury Regulations Section 1.1445-2(b) (modified to take into account Code Section 1446(f)) that Call Selling Member is not a foreign person within the meaning of Code Section 1446(f) or Code Section 1445.
(g) Each Member agrees that, to preserve the character of the Company and consummate the purchase of the Call Selling Member’s Membership Interest, each Call Purchasing Member may assign its purchase right or obligation under this Section 10.03, in whole or in part to any Affiliate who, upon the applicable Call Closing, shall become a Member, and that such purchase right or obligation shall be assignable by such Call Purchasing Member without the consent of the Call Selling Member; provided, however, that such Call Purchasing Member (i) shall deliver notice to the Call Selling Member of such assignment and of the identity of the assignee prior to the applicable Call Closing and (ii) shall be responsible for any failure of such assignee to perform its obligations under this Section 10.03 with respect to such assigned purchase right or obligation.
(h) A Member which has notified its election to purchase another Member’s Membership Interest pursuant to subsection (a) of this Section 10.03 may, at any time before the applicable Call Closing and for any reason or for no reason, may, by giving prior notice to such other Member, withdraw its election. Upon such notice of withdrawal, neither Member shall be required to Transfer its Membership Interest pursuant to the election.
(i) Without limitation of the other provisions of this Section 10.03, each Member agrees to cooperate and take, and to cause its Affiliates to cooperate and take, all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Call Selling Member’s Membership Interest by the applicable Call Purchasing Member pursuant to this Section 10.03.
ARTICLE XI

REPORTING
Section 11.01 Financial Information. The Company shall provide to each Member, for so long as each such Member owns any Membership Interests: (a) as soon as practicable and, in any event, within 120 days after the end of each Fiscal Year, the audited consolidated balance sheet of the Company as at the end of such Fiscal Year and the related audited statement of operations and cash flow for such Fiscal Year, and for the portion of the Fiscal Year then ended, in each case, prepared in accordance with U.S. Generally Accepted Accounting Principles (“US-GAAP”); and (b) any further accounting, financial and tax reporting information as each Member may reasonably request from the Company.
Section 11.02 Certain Other Provisions Regarding Financial Reporting. The Company shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in the good faith judgment of the Company, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries and (ii) devise and maintain a system of internal accounting controls which, in the good faith judgment of the Company, is sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with US-GAAP or any other standard applicable to such statements and (2) to maintain accountability for assets and (C) access to assets is permitted only in accordance with management’s general or specific authorization. This Section 11.02 retroactively applies from the formation of the Company on March 3, 2021.
Section 11.03 Access to Audit Personnel and Working Papers. The Company will cause the Company Auditors to make available to each Member’s auditors both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company.
Section 11.04 Access to Management Personnel and Information. The Company agrees to permit any Member, its Affiliates and their respective auditors and Representatives to inspect and copy, at such Member’s sole expense, all existing books, records and other information of the Company, and to provide such Member, its Affiliates and their respective auditors and Representatives reasonable access to the management, other relevant personnel, properties, auditors and Representatives of the Company, in each case, during regular business hours for any purpose reasonably related to such Member’s status as a holder of Membership Interests, provided that such access does not unreasonably disrupt the normal operations of the Company. In connection with the foregoing, the Members shall develop procedures relating to competitively sensitive information to the extent necessary or appropriate in accordance with Applicable Law.
Section 11.05 Regulatory Proceedings. The Company shall keep the Members informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company, and shall reasonably cooperate with the Members, and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).
Section 11.06 Liability. No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such information.
Section 11.07 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article XI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any other provision of this Agreement (including Section 10.01).
ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION
Section 12.01 No Dissolution. The Company shall not be dissolved by the withdrawal of any Member (subject to Section 12.02(a)(ii)) or the admission of Additional Members in accordance with the terms of this Agreement.
Section 12.02 Events Causing Dissolution.
(a) The Company shall be dissolved and its affairs shall be wound up solely upon the first to occur of the following events:
(i) the unanimous determination of the Members to dissolve the Company and terminate this Agreement;
(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or
(iii) at any time when there are no Members unless the Company is continued in accordance with the Act.
(b) A termination of this Agreement will not affect any obligations or rights of any of the Members that have accrued prior to termination.
(c) The obligations under Section 10.01, Article VI, Article XII and Article XIII continue in force after termination of this Agreement, as provided in the sections cited in this Section 12.02(c).
Section 12.03 Bankruptcy of a Member. The bankruptcy (within the meaning of Sections 18- 101 and 18-304 of the Act) of a Member shall not cause such Member to cease to be a Member, and upon the occurrence of such event, the Company shall continue without dissolution. The receivership or dissolution of a Member will not in and of itself cause the dissolution of the Company, and upon the occurrence of such event, the Company shall continue without dissolution.
Section 12.04 Winding Up.
(a) In the event of the dissolution of the Company pursuant to Section 12.02(a), the Company’s affairs shall be wound up by the Board or a liquidating trustee of the Company selected by the Board (in such capacity, the “Liquidating Agent”), which Liquidating Agent, if not the Board, shall be an individual who is knowledgeable about the Company’s business and operations (to the extent possible) and has substantial experience in the purchase and sale of businesses.
(b) Subject to Section 12.04(c), upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell the Company (and its Subsidiaries) as a going concern, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 12.05 any remaining assets of the Company, in each case, without affecting the liability of Members and without imposing any liability on any Liquidating Agent.
(c) Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution.
(d) A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company in accordance with this Section 12.04 and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State.
(e) Upon the completion of the winding up of the Company, the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State as provided in Section 18-203 of the Act.
Section 12.05 Distribution of Assets.
(a) As soon as practicable upon dissolution of the Company, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):
(i) first, to creditors of the Company, including the Members who are creditors, to the extent otherwise permitted by Applicable Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision has been made and distributions to the Members under Article VIII;
(ii) second, to the Members in equal amounts, to the extent any Capital Contributions for Operating Expenses have not been expended; and
(iii) third, to the Members in accordance with Section 8.04(a).
(b) The Liquidating Agent shall have the power to establish any reserves that, in accordance with sound business judgment, it deems reasonably necessary to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, which reserves may be paid over to an escrow agent selected by the Liquidating Agent to be held by such agent for the purpose of paying out such reserves in payment of the aforementioned contingencies and upon the expiration of such period as the Liquidating Agent may deem advisable, making a distribution of the balance thereof to the Members in the manner provided in this Section 12.05.
Section 12.06 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Liquidating Agent shall use reasonable best efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 12.05; provided, however, that if, in the good faith judgment of the Liquidating Agent, a Company asset should not be liquidated, the Liquidating Agent shall distribute such asset, on the basis of its fair market value (determined in good faith by the Liquidating Agent), in accordance with Section 12.05, subject to the priorities set forth in Section 12.05, and provided, further, that the Liquidating Agent shall in good faith attempt to liquidate sufficient assets of the Company to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 12.05(a).
Section 12.07 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company, any Director, any other Member or any Affiliates of any Member. No Member shall have any obligation to make any Capital Contribution with respect to such insufficiency, and such insufficiency shall not be considered a debt owed to the Company or to any other Person.
ARTICLE XIII

MISCELLANEOUS
Section 13.01 Further Assurances. Each Member shall, upon the request from time to time of the Company or the other Members and without further consideration, do, execute and perform all such other acts, deeds and documents as may be reasonably requested by the Company or the other Members to carry out fully the purposes and intent of this Agreement.
Section 13.02 Expenses. All cost and expenses (including the fees and expenses of any attorneys, accountants, investment bankers, financial advisers, brokers, finders or other intermediaries) incurred in connection with this Agreement and any other transactional document shall be paid by the Member incurring such cost or expense.
Section 13.03 Disclaimer of Agency. Except for provisions herein expressly authorizing one party hereto to act for another, this Agreement shall not constitute either party hereto as a legal representative or agent of the other party hereto, nor shall a party hereto have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of the other party hereto or any of its Affiliates unless otherwise expressly permitted by such party hereto.
Section 13.04 Amendment or Modification. This Agreement may be amended or modified only with the written consent of all Members; provided, however, that the Members Schedule may be amended in accordance with Section 4.01.
Section 13.05 Waiver; Cumulative Remedies. Except as otherwise specifically provided herein, any party hereto may waive any right of such party under this Agreement by an instrument signed in writing by such party. Except as specifically provided herein, the failure or delay of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Except as specifically provided herein, all remedies, either under this Agreement or by Applicable Law or otherwise afforded, will be cumulative and not alternative.
Section 13.06 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the parties hereto with respect thereto, and there are no agreements, undertakings, representations or warranties of any of the parties hereto with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made hereunder or thereunder.
Section 13.07 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the Company and the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities, except that any Person who is entitled to exculpation, indemnification or advancement pursuant to Article VI of this Agreement and is not party to this Agreement shall be a third-party beneficiary of this Agreement to the extent required for purposes of such Article VI.
Section 13.08 Non-Assignability; Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable other than in connection with a Transfer permitted pursuant to Article IX or Section 10.03. Any attempted assignment in violation of this Section 13.08 shall be null and void.
Section 13.09 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity. Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.
Section 13.10 Injunctive Relief. The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties and the Company irreparable injury for which an adequate remedy at law is not available. Accordingly, the parties hereto expressly agree that in addition to any other remedy that each of the parties and the Company may be entitled to in law or in equity, each of the parties hereto and the Company shall, except as specifically provided otherwise in this Agreement, be entitled to seek specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof.
Section 13.11 Governing Law. This Agreement shall be governed by and construed in accordance with the provisions of the Act, and other Applicable Laws of the State of Delaware, without regard to its conflicts of law principles that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
Section 13.12 Dispute Resolution.
(a) In the event of a dispute arising out of or in connection with this Agreement (including Section 13.10, but excluding a Deadlock Matter) or the transactions contemplated hereby, the parties shall first refer the dispute to proceedings under the Rules of Mediation, without prejudice to any party’s right to seek emergency or conservatory measures of protection at any time pursuant to the Rules of Arbitration. The seat, or legal place, of mediation shall be Tokyo, Japan, and the proceedings shall be conducted in Japanese.
(b) If any such dispute has not been settled pursuant to the Rules of Mediation within 40 days following the filing of a request for mediation (or within such other period that the parties may agree in writing), such dispute shall thereafter be finally settled under the Rules of Arbitration by one or more arbitrators appointed in accordance with the Rules of Arbitration. The seat, or legal place, of arbitration shall be Tokyo, Japan, and the proceedings shall be conducted in Japanese. The parties agree that disputes under this Agreement may be dealt with in a single arbitration and, therefore, the parties would agree in advance to any joinder or consolidation necessary under the Rules of Arbitration to achieve that.
Section 13.13 Notices.
(a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:
If to IHI:
IHI Americas Inc.
1251 Avenue of the Americas 7th Floor Suite 750
New York, New York 10020, U.S.A.
Facsimile: +1-212-599-8111
Attention: Yuta Hashimoto, Chief of Legal Department
Email: iai-legal@ihi-g.com
With a copy to (which shall not constitute notice): IHI Corporation
Toyosu IHI Building
1-1, Toyosu 3-chome, Koto-ku, Tokyo 135-8710 Japan

Attention: Masanori Ijichi, Division Director of Nuclear Power Plant Project Center,
Resources, Energy & Environmental Business Area
Email: ijichi3744@ihi-g.com
If to JGC:
JGC America, Inc.
3151 Briarpark Drive, Suite 400 Houston, TX 77042, U.S.A.
Facsimile: 1-832-591-2296
Attention: Eiji Shirakawa, President, Director
Email: shirakawa.eiji@jgc.com
With a copy to (which shall not constitute notice):
JGC Holdings Corporation
2-3-1 Minato Mirai, Nishi-Ku, Yokohama, Japan
Facsimile: +81(45)682-8524
Attention: Satoshi Kurata, Executive Officer, General Counsel
Governance Integrate Office
Email: kurata.satoshi@jgc.com
If to JBIC:
Japan Bank for International Cooperation
4-1, Ohtemachi 1-Chome, Chiyoda-Ku, Tokyo, 100-8144, Japan
Facsimile:  +81-3-5218-3828
Attention: Director General, Equity Investment Department
Email: C0850@jbic.go.jp
If to CHUBU:
Chubu Global Investment Americas Inc.
850 New Burton Road, Suite 201, Kent County, Dover, Delaware, 19904
Attention: Jun Matsuda, President
Email: Matsuda.Jun@chuden.co.jp
With a copy to (which shall not constitute notice):
Chubu Electric Power Co., Inc.
1, Higashi-shincho, Higashi-ku, Nagoya, Aichi 461-8680, Japan
Facsimile: +81-52-740-6921
Attention: Deputy Division CEO, Global Business Division
Email: Jni.Llca@chuden.co.jp
(b) If to any other Member: to such addresses reflected in the books and records of the Company.
(c) By written notice to the Company and the other Members, any Member may change the address to which notices shall be directed.
Section 13.14 Counterparts. This Agreement may be executed in two or more counterparts, and delivered by facsimile, electronic mail transmission using PDF format or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

JAPAN NUSCALE INNOVATION, LLC

By:
	Name:	Yasuharu Kimura
	Title:	Director, Chairperson of the Board

IHI:

IHI AMERICAS INC.

By:
	Name:	Takao Tanaka
	Title:	President and CEO

JGC:

JGC AMERICA, INC.

By:
	Name:	Eiji Shirakawa
	Title:	President, Director

JBIC:

JAPAN BANK FOR INTERNATIONAL COOPERATION

By:
	Name:	Satoshi Mikita
	Title:	Director General

CHUBU:

CHUBU GLOBAL INVESTMENT AMERICAS INC.

By:
	Name:	Jun Matsuda
	Title:	President

EXHIBIT A
MEMBERS SCHEDULE

[ON FILE]

EXHIBIT B
DETERMINATION OF CALL EXERCISE PRICE
The Call Exercise Price shall be based on Company FMV and determined as follows:
(a) No later than 30 days after the delivery of a Change of Control Exercise Notice pursuant to Section 10.03(a) or a Breach Notice pursuant to Section 10.03(b), the Members shall engage a Valuation Firm for purposes of determining Company FMV. If the Members are unable to agree upon a Valuation Firm during such 30-day period, the Valuation Firm shall be an independent valuation firm decided by an independent third party agreed by the Members. The Valuation Firm shall determine Company FMV in good faith and deliver its calculation of Company FMV not later than the first Business Day that is at least 60 days after the date of delivery of the applicable Change of Control Exercise Notice (the “FMV Determination Date”).
(b) In the event of a Change of Control Exercise Notice pursuant to Section 10.03(a), all fees and expenses of the Valuation Firm shall be shared equally by the Members.
(c) In the event of a Breach Notice pursuant to Section 10.03(b), all fees and expenses of the third Valuation Firm shall be paid by the Breaching Member.
(d) Any determination of Company FMV pursuant to this Exhibit B shall be final, conclusive and binding on the Members.
(e) To enable the Valuation Firm to conduct the valuation, the Members and the Company shall furnish to the Valuation Firm such information as they may reasonably request regarding the Business and the Company’s assets, properties, financial condition, earnings and prospects.
(f) In the event of a Change of Control Exercise Notice pursuant to Section 10.03(a), the Call Exercise Price shall be the amount equal to Company FMV multiplied by the Changed Member’s Membership Percentage.
(g) In the event of a Breach Notice pursuant to Section 10.03(b), the Call Exercise Price shall be the amount equal to Company FMV multiplied by the Breaching Member’s Membership Percentage.

SCHEDULE 5.01
CURRENT DIRECTORS
As of November 25, 2024
JGC Directors	IHI Directors	JBIC Director	CHUBU Director
Yasuharu Kimura	Masanori Ijichi	Satoshi Mikita	Yukiko Morishita
Kenji Ito	Takao Tanaka
Takehiko Hirose
Eiji Shirakawa

SCHEDULE 5.05
CURRENT CHAIRPERSON
As of November 25, 2024
Chairperson
Yasuharu Kimura